As filed with the Securities and Exchange Commission on August 5, 2004.
Registration No. 333-                              .

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Integrated Financial Systems, Inc.

(Name of Small Business Issuer in Its Charter)

Colorado	7371	68-0510517
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

7807 East Peakview Avenue
Suite 300
Greenwood Village, Colorado 80111
(303) 290-0700
(Address and Telephone Number of
Principal Executive Offices)
(Address of Principal Place of Business or
Intended Principal Place of Business)	John C. Herbers Chief Executive Officer 7807 East Peakview Avenue Suite 300 Greenwood Village, Colorado 80111 (303) 290-0700 (Name, Address and Telephone Number of Agent for Service)

Copies to:

Reid A. Godbolt, Esq. David A. Thayer, Esq. Jones & Keller, P.C. 1625 Broadway, 16th Floor Denver, Colorado 80202 (303) 573-1600	David C. Roos, Esq. Moye Giles LLP 1225 17th Street, 29th Floor Denver, Colorado 80202 (303) 292-2900

         Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:     ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box:     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Number of Shares	Offering Price	Aggregate	Registration
Securities to be Registered	to be Registered	Per Share(1)	Offering Price(1)(2)	Fee

Common stock(2)	1,840,000	$5.00	$ 9,200,000	$1,166

Managing underwriter’s warrants(3)	160,000	—	10	—

Common stock underlying managing underwriter’s warrants(3)	160,000	$6.00	$ 960,000	$ 122

Total			$10,160,000	$1,288

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Includes 240,000 shares of common stock that may be sold pursuant to the managing underwriter’s over-allotment option.

(3)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, an indeterminate number of additional shares of common stock are registered hereunder in the event that the anti-dilution provisions of such warrants become operative as provided therein. No additional registration fee has been paid for these shares of common stock, if any.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 5, 2004

1,600,000 Shares

Common Stock

        We are offering 1,600,000 shares of our common stock. This is our initial public offering and no public market currently exists for our shares. We currently anticipate that the initial public offering price will be $5.00 per share. We have applied to have our shares of common stock approved for listing on The Nasdaq SmallCap Market under the symbol “IFSI.”

      This offering is being made on a firm commitment basis. The managing underwriter has a 45-day option to purchase a maximum of 240,000 additional shares from us to cover over-allotments of shares, if any.

       Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

		Underwriting
		Discounts and	Proceeds to
	Price to Public	Commissions	Integrated

Per Share	$5.00	$.50	$4.50
Total	$8,000,000	$800,000	$7,200,000

      The managing underwriter will receive a non-accountable expense allowance of 3% of the gross proceeds of this offering and a warrant to purchase up to 160,000 additional shares of common stock for five years. Including the expense allowance, the estimated cash expenses of this offering will be approximately $500,000.

      Delivery of the shares of common stock will be made on or about                     , 2004.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Turner & Company, L.L.C.

                    , 2004.

MARKET INFORMATION

      Certain information regarding the healthcare industry and other data pertaining to our business contained in this prospectus is based on data and reports compiled by industry professional organizations and analysts, and our knowledge of our markets. We take responsibility for compiling and extracting market and industry data provided by third parties, and by industry or general publications, but take no further responsibility for such data. Similarly, while we believe such data is reliable, it has not been verified for us by any independent sources, and we cannot assure you as to its accuracy.

MARKET INFORMATION	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	17
DIVIDEND POLICY	18
USE OF PROCEEDS	19
CAPITALIZATION	20
DILUTION	21
SELECTED HISTORICAL FINANCIAL DATA	22
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION	23
BUSINESS	28
MANAGEMENT	39
RELATED PARTY TRANSACTIONS	45
PRINCIPAL SHAREHOLDERS	48
DESCRIPTION OF SECURITIES	50
SHARES ELIGIBLE FOR FUTURE SALE	55
UNDERWRITING	57
WHERE YOU CAN FIND MORE INFORMATION	59
LEGAL MATTERS	60
EXPERTS	60
INDEX TO FINANCIAL STATEMENTS	F-1
Form of Underwriting Agreement
Agreement Among Underwriters
Amended and Restated Articles of Incorporation
Bylaws
Specimen Certificate for Shares of Common Stock
Form of Warrant for the Purchase of Common Stock
Form of Lock-Up Agreement
Opinion and Consent of Jones & Keller, P.C.
Form of Voting Agreement and Irrevocable Proxy
Sub-Lease Agreement
Employment Agreement - John C. Herbers
Consulting Agreement - Strategic Asset Management
Consulting Agreement - Optimax, LLC
Form of Hospital Agreement
Form of Consumer Revolving Credit Agreement
AllianceOne Agreement
CDS Companies Agreement
2002 Equity Incentive Plan
Accounts Receivable Loan and Line of Credit Agreement
Form of Escrow Agreement
Consent of Independent Auditors
Charter of Audit Committee
Charter of Nominating Committee
Charter of Compensation Committee
Charter of Disclosure Committee

      You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. You should assume that the information in this document is accurate only as of the date on the front cover of this prospectus. We are obligated to update the information in this prospectus during the time period it is required to be delivered only if there is a fundamental change in this information, a material change in the plan of distribution or if we are required to do so under Section 10(a)(3) of the Securities Act of 1933, as amended.

Dealer Prospectus Delivery Obligation

      Until                     , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

      Unless the context otherwise requires, the terms “we,” “our,” “us” and “Integrated” as used in this prospectus mean Integrated Financial Systems, Inc. Certain statements in this prospectus, including in this summary, constitute “forward-looking statements.” See “Forward-Looking Statements.” This summary may not contain all of the information that is important to you or that you should consider before buying shares in the offering. We urge you to read this entire prospectus carefully, including the “Risk Factors” section beginning on page 5.

Our Company

      Integrated Financial Services, Inc. provides U.S. hospitals with a comprehensive software and financial management solution to increase collection rates of amounts due directly from their patients. These obligations, known as “self-pay receivables”, result from hospital services not fully paid for by patients’ health insurance because of co-pays and deductibles or from services provided to patients without health insurance. Over the past decade, the amount of uncollected hospital self-pay receivables has steadily increased to $22.3 billion in 2002. We intend to capitalize on this significant market opportunity by providing hospital clients with our suite of products and services that efficiently manage and collect their patient self-pay receivables.

      The current self-pay environment has resulted from:

•	double-digit increases in health insurance premiums that have forced employers to eliminate or reduce the health insurance coverage for their employees; and

•	continuing significant increases in the number of Americans without health insurance.

As the burden of healthcare costs has shifted to individuals, the need of hospitals to collect their self-pay receivables has become more important. Consequently, many hospitals are re-evaluating their policies and procedures and are actively seeking solutions to improve their self-pay collection rates.

      Upon our inception in May 2002, we researched the causes of low hospital self-pay collection rates and high costs of collection and we designed our business plan and strategy. In 2003, we developed our software and refined our business strategy, and in 2004, we introduced our software products and financial management services to hospitals. We currently have two hospitals under contract to use our products and services. Five additional hospitals are in contract review.

      Our software products and financial management services include:

•	Software that manages, measures and reports the compliance with admission criteria established by management of each of our hospital clients. Our software also provides an efficient, effective process for our hospital clients to determine whether patients qualify for charity care or governmental assistance, using applicable hospital and governmental guidelines.

•	Providing a revolving consumer credit program through privately branded hospital credit cards for patients who elect to pay the self-pay portion of their hospital bills over time. We manage and service these accounts for our hospital clients by billing and collecting the amounts due.

•	Advancing to our creditworthy hospital clients up to 85% of the aggregate outstanding amounts owed by their patients enrolled in our revolving consumer credit program. We obtain funding for these advances through a bank loan.

Marketing Strategy

      Our sales and marketing efforts are focused on rapidly adding hospital clients by providing them with our comprehensive solution to the management of their patient self-pay receivables. Our sales plan uses both direct sales and strategic marketing arrangements with companies that have existing hospital relationships. We recently established strategic marketing arrangements with AllianceOne, Inc., the sixth largest receivables service company in the U.S., and CDS Companies, a leader in accounts receivable management and funding for small businesses in the U.S., to assist us in reaching our target market of nearly 4,000 U.S. hospitals. We believe our marketing arrangements with AllianceOne and CDS increase our exposure to potential hospital clients and provide us with industry credibility that is beyond our stage of development. We also currently have five senior business development specialists engaged in direct sales.

      Our objective is to be the leading provider of patient self-pay software and related financial management services to U.S. hospitals through our proprietary systems and financing programs.

The Offering

Common stock offered by us:	1,600,000 shares

Common stock to be outstanding immediately after this offering:	4,533,107 shares

Use of proceeds:	We intend to use our existing cash and the net proceeds from this offering, including any proceeds received upon exercise of the over-allotment option, to repay our outstanding indebtedness; purchase computer equipment and software; expand our marketing and sales efforts; fund expected operating losses; and for general corporate purposes, including working capital.

Proposed Nasdaq SmallCap Market Symbol:	IFSI

Risk factors:	An investment in our securities involves certain risks that should be considered carefully by prospective investors. These risks include: our business model is new and unproven; we have a very limited operating history; we face the risks of a start-up company; we presently have a very small number of hospital clients; our product pricing model in untested and our sales cycle may increase the unpredictability and volatility of our operating results. See “Risk Factors” beginning on page 5.

Unless otherwise indicated, all information in this prospectus:

•	is based on the number of shares of our common stock outstanding as of March 31, 2004;

•	excludes the possible issuance of up to 240,000 additional shares of our common stock that the managing underwriter has the option to purchase from us to cover over-allotments as well as the managing underwriter’s warrant that is exercisable to purchase up to 160,000 shares of common stock;

•	excludes the possible issuance of up to 988,301 additional shares of our common stock that may be issued upon conversion of our outstanding convertible preferred stock as of March 31, 2004; and

•	excludes the possible issuance of up to 542,211 additional shares of our common stock upon the exercise of options and warrants outstanding as of March 31, 2004.

Reconciliation of Shares Outstanding

Common stock outstanding at March 31, 2004	2,754,456
Common stock issued in our July 2004 bridge loan private placement	162,589
Common stock issued to directors subsequent to March 31, 2004	16,062
Common stock to be issued in this offering	1,600,000

Common stock to be outstanding immediately after this offering	4,533,107

Summary Historical Financial and Operating Data

      The summary financial data below is derived from our historical financial statements. This summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Plan of Operation” as well as our historical financial statements and the related notes thereto, included elsewhere in this prospectus.

				Period from
				Inception
	Three Months Ended			(May 8, 2002)
	March 31,		Year Ended	through
			December 31,	December 31,
	2004	2003	2003	2002(1)

	(unaudited)
Statement of Operations Data:
Revenues	$63,700	$—	$188,400	$—
Operating expenses	475,000	321,800	1,217,000	679,700
Interest expense	10,100	13,600	117,200	45,000
Depreciation and amortization	11,900	1,100	14,900	100

Loss from operations	(433,300)	(336,500)	(1,160,700)	(724,800)
Other expense	(26,600)	(17,200)	(261,700)	(15,800)

Net loss	$(459,900)	$(353,700)	$(1,422,400)	$(740,600)

Net loss per share of common stock:
Basic and diluted	$(0.17)	$(0.14)	$(0.53)	$(0.29)

Weighted average common shares outstanding:
Basic and diluted	2,754,456	2,550,000	2,666,397	2,550,000

	As of	As of December 31,
	March 31,
	2004	2003	2002	Pro Forma(2)

	(unaudited)
Balance Sheet Data:
Current assets	$329,800	$1,350,000	$—	$7,029,800
Total assets	561,800	1,552,300	137,300	7,261,800
Current liabilities	1,545,100	2,325,700	874,500	1,545,100
Long-term obligations	156,500	56,500	—	156,500
Total liabilities	1,701,700	2,382,200	874,500	1,701,700
Shareholders’ (deficit) equity	$(1,139,900)	$(829,900)	$(737,100)	$5,560,100

(1)	We were formed in May 2002 and we did not recognize revenue until 2003.

(2)	Pro Forma Balance Sheet Data as of March 31, 2004, after giving effect to: (i) gross cash proceeds of $1,625,885 from the July 2004 private placement of a bridge loan consisting of an aggregate of $1,625,885 principal amount of convertible notes and 162,589 shares of our common stock; and (ii) the sale of 1,600,000 shares of common stock at $5.00 per share in this offering, after deducting the underwriters’ discount ($800,000), estimated offering expenses ($500,000), and the repayment of the bridge loan ($1,625,885).

RISK FACTORS

      The value of an investment in Integrated will be subject to significant risks inherent in our business. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before purchasing our common stock. If any of the following risks and uncertainties actually occurs, our business, financial condition or operating results could be harmed substantially. This could cause the trading price of Integrated’s common stock to decline, perhaps significantly, and you may lose all or part of your investment in our common stock.

      Certain statements in “Risk Factors” constitute “forward-looking statements.” Actual results could differ substantially from those described in the forward-looking statements as a result of certain factors and uncertainties set forth below and elsewhere in this prospectus. See “Forward-Looking Statements.”

Risks Related to Our Company

Our business model is new and unproven.

      The delivery of our suite of products and services is new and is not a proven business concept. Our products and services manage, measure and report compliance with hospital admissions criteria, provide a revolving consumer credit program through privately branded hospital credit cards and advance our creditworthy hospital clients up to 85% of amounts owed to them by patients enrolled in their credit card program. Our business will suffer materially if we are unable to implement our model successfully.

We have a very limited operating history.

      We have not had enough operating experience to determine whether our business model will be successful. We have only recently completed our financial management software system that assists our hospital clients in managing their self-pay receivables and have very little experience in offering advances to our hospital clients and revolving consumer credit to their patients. Our experience has not been sufficient in these two critical areas to determine whether we may achieve profits.

We face the risks of a start-up company.

      We face all of the risks of a new business in seeking to improve hospital collection rates of their self-pay receivables. We may not be successful in addressing future operating challenges such as expanding our sales network and supporting a larger base of hospital clients. As with most early stage companies, our lack of operations is compounded by, and must be considered in light of, numerous risks, including an evolving business model, managing growth in all aspects of our business with limited resources, creating awareness within the healthcare industry and acceptance of our products and services by hospitals and their patients.

      These risks also include the lack of certainty as to:

•	our actual capital requirements;

•	our ability to add new hospital clients and to attract their patients to our revolving consumer credit program;

•	our ability to attract and retain qualified management and technical personnel;

•	whether we will be able to compete effectively with our limited resources; and

•	whether we can continue to develop and upgrade our software systems and products.

      If we are unsuccessful in addressing these risks effectively, our business, financial condition and operating results will be materially and adversely affected.

We presently have a very small number of hospital clients.

      As of the date of this prospectus, we had two hospital clients. Although we expect to add hospital clients, you should expect that for the foreseeable future the number of our hospital clients will be small and our success will continue to depend on our ability to rapidly expand our base of hospital clients. The loss or significant reduction of business from any hospital client would likely have a material adverse effect on our revenue. In addition, a significant amount of our revenue may come from interest we charge to patients enrolled in our revolving consumer credit program. Even if we increase the number of our hospital clients, a large part of our future success will depend on the number of patients enrolled in our revolving consumer credit program, and our ability to achieve success in increasing the collection rate of self-pay receivables for our hospital clients.

Our product pricing model is untested, and our business may suffer if we are unable successfully to implement our pricing model.

      We plan to generate revenue by:

•	charging our hospital clients fees for providing and maintaining software to assist our hospital clients in managing and collecting their patient self-pay receivables;

•	charging our hospital clients transaction fees by enrolling patients in our revolving consumer credit program, which enables patients to pay their self-pay obligations over time;

•	charging interest to the patients of our hospital clients enrolled in our revolving consumer credit program; and

•	charging our hospital clients a service fee for managing the billing and collection of their patient self-pay receivables.

      There can be no assurance that our pricing model will be accepted in our marketplace.

The variability and length of our sales cycle for our products and services may increase the unpredictability and volatility of our operating results.

      We cannot accurately forecast the rate at which we will add hospital clients, if at all, and enroll their patients in our revolving consumer credit program due to the lengthy and complex procurement decision processes of most hospitals. How and when to implement, replace, expand or substantially modify patient self-pay collection systems and procedures are major decisions for hospitals which usually require review and approval by several members of a hospital’s management. As a result, we have experienced sales cycles that extend over several months and expect this sales cycle timing to continue. We have only a limited ability to forecast the timing and size of specific sales, making our assessment of quarterly financial performance more difficult.

      Significant marketing and sales efforts may be necessary to educate our prospective hospital clients regarding the uses and benefits of, and to generate demand for, our products and services. In addition, hospitals may be reluctant or slow to adopt a new approach that may replace or modify their current admission processes and collection systems or vendors, particularly with a company such as ours that does not have widespread market acceptance or a proven business model.

We will be relying on strategic partners to distribute a significant portion of our products and services.

      We anticipate that a significant portion of our future sales will result from leads from our current and future strategic partners to which we will pay commissions on future revenues. For example, we currently have strategic relationships with AllianceOne, Inc. and CDS Companies, each of which provides us with leads and introductions to potential hospital clients. To the extent that our current and future strategic partners fail to present us to their clients that could utilize our products and services, or that we fail to close the sales to the hospitals presented to us, we may be required to use more of our limited resources than we anticipate to fund our sales and marketing costs. This may increase the length of our sales cycle or result in our sales and revenues increasing at a rate slower than we anticipate.

Ineffective management of future growth may negatively affect our business, financial condition and operating results.

      Our anticipated growth will place a significant strain on our management and capital resources, both of which are limited at this time. If we are unable to manage our growth effectively, our business, financial condition and operating results will likely suffer.

We are heavily dependent upon our management and technical staff.

      Our success will depend significantly upon the continued services of our key management, technical and sales personnel, and upon our ability to continue to attract, motivate and retain qualified employees. Competition for these employees is intense. In addition, the process of recruiting personnel with the combination of skills and attributes required to execute our business plan, can be expected to be difficult, time-consuming and expensive. At this early stage of our operations, our performance is substantially dependent on the performance of John C. Herbers, our Chairman and Chief Executive Officer, and the other members of our small management team, all of whom have worked together for a relatively short period of time. The loss of any member of our management team could hurt our business. Other than an employment contract with Mr. Herbers, we do not have any other employment contracts. Also, we do not have key man life insurance with respect to any of our employees.

We are particularly vulnerable to third party vendor risks because we are a small company.

      If any of our essential vendors fail to provide us with their services for any reason, our business may suffer. Products and services which we currently obtain from third party vendors include telephony, computer hosting, computer equipment, internet access, credit card assembly, network operations and software support. We also rely upon a $10 million revolving credit loan provided by a bank in order to provide our hospital clients with recourse advances of a portion of their patient self-pay receivables balances. We do not have backup providers for any of these products or services in place.

We are dependent on our revolving credit loan with our bank

      We currently have a $10 million revolving credit loan that we use to make recourse advances to our hospital clients. If we cannot draw on the loan for any reason, our business would be materially harmed, as an integral part of our business strategy is to provide our creditworthy hospital clients with these advances. The bank loan expires on November 5, 2004, and we are seeking to extend the loan for at least twelve months. In the event the loan is not extended, we will be required to seek other comparable financing. There is no assurance that we will be able to renew this loan or that we would be able to obtain other financing.

      In addition, if our business grows and more hospitals elect to take advances against their patient self-pay receivables we manage, we will need to increase our revolving credit loan. There is no assurance that we can increase the amount of our revolving credit loan, or locate new lenders. Even if we can increase the amount of our current revolving credit loan or locate new lenders, there is no assurance we can do so on terms and at a cost that would be acceptable to us.

A downgrade of our hospital clients’ credit ratings may adversely affect our business.

      Our ability to make recourse advances to our hospital clients secured by their patient self-pay receivables depends on the individual financial strength of each hospital. National rating organizations, such as Standard and Poor’s and Dun & Bradstreet, routinely review the financial performance and credit ratings of hospitals. If a hospital’s credit rating is downgraded or placed under review, the bank that provides us with a revolving credit line may choose not to make advances to us relating to the hospital’s patient self-pay receivables. The inability to make advances to a hospital client may adversely affect our relationship with it or cause it to cancel their contract with us.

We may be liable for infringing on the intellectual property rights of third parties, which could lead to substantial litigation expenses, and if there was to be an adverse judgment, potentially substantial liability for any infringement.

      We do not believe that the intellectual property important to our business operations, whether owned by us or licensed through a third party, infringes or violates the intellectual property rights of any other party. However, intellectual property litigation is increasingly common. Third parties could assert infringement claims against us in the future. Third parties could also assert that our software, art work, or related content infringe their copyrights, or that some of the processes or methods employed in our software infringe their patents. Regardless of the merits of any potential claim, we could incur substantial litigation expenses in defending any asserted claim. In the event of an unfavorable ruling on any possible claim, a license or similar agreement may not be available to us on reasonable terms, if at all. Infringement may also result in significant monetary liabilities that could have a material adverse effect on our business, financial condition, customer relationships and operating results.

Our inability to protect our trade secrets could have an adverse effect on our business.

      If our trade secrets were to become public, were to become known to our competitors or were to lose their status as protected trade secrets, this could have a substantial adverse impact on our business and our ability to compete in our marketplace. We believe that we have a considerable body of knowledge that is valuable to us because it is not generally known by the public or by our competitors. We consider such things to be our trade secrets. For example, our software utilizes code, data structures, control structures, architectures, customer knowledge and knowledge of certain financial aspects of the health care industry that we consider to be trade secrets. We also consider certain knowledge concerning our customers, marketing and strategic plans to be among our trade secrets. We attempt to identify our trade secrets as such and to limit both virtual and physical access to our trade secrets in a manner consistent with their value and legal status. We also use non-disclosure agreements when we need to share our trade secrets with others. Even though we might have claims against others if our trade secrets were to become public, trade secrets litigation can be very expensive and uncertain. Even if the outcome of any trade secret litigation were favorable to us, there remains the risk that damages or injunctive relief in our favor would not truly prevent or compensate the damage to our business resulting from loss of some or all of our trade secrets.

Our inability to protect our copyrights could have an adverse effect on our business.

      We face the risk from third parties who could claim that we do not have the right to copy, distribute, create derivative works from, or otherwise utilize, some portions of our software. In addition, third parties who contributed to our software and other content might claim that they are joint authors of our software or other content.

      Most of the software code and other content that we use in our business has been authored by persons who, at the time, were full-time employees of ours working within the course and scope of their employment. However, some of our software code and other content has been created with the help of independent contractors, who in turn, may have used other independent contractors in fulfilling their duties to us. Therefore, we cannot be sure that we are the copyright owner of all of the software code and other content that we use and that we license to others. We believe that, at the very least, we have an implied license to use our content in the manner in which we are using it. However, we have not sought copyright registration with respect to our software or any other copyrightable content that we use in our business.

      We consider much of our software code, data and control structures, architectures, tests, instructional manuals, help files, artwork associated with our company, products and services to be copyrightable content. When this content has been created by an employee of ours acting within the course and scope of that employee’s duties to us, we as the employer are generally deemed the copyright owner. However, when content has been prepared by an independent contractor for hire, the independent contractor may retain copyright ownership of the content unless the independent contractor and customer have entered into an appropriate “work for hire” agreement. In the absence of an appropriate “work for hire” agreement, as a general rule, the customer obtains an implied license to use the content in manners consistent with the purpose of the engagement.

      If any claimants were to succeed in establishing that they are joint authors, they could claim and become entitled to an accounting of and a share in any profits from the joint work. Regardless of its merits, such a claim could be very expensive to defend. If decided against us, such a claim could have an adverse effect on our business. We are attempting to insure that we own or have appropriate licenses in all copyrightable content contained in our software, trademarks and other business assets. We also plan updates, improvements and revisions to our software under circumstances calculated to create and maintain a provable chain of copyright ownership. However, given our prior use of independent contractors, we face the foregoing risks.

Our inability to protect our trademarks could have an adverse effect on our business.

      A third party could claim one or more of our trademarks is confusingly similar to a trademark owned by the claimant. We currently use certain marks to identify our products and services. These marks, which include words and artwork, function as trademarks and may be subject to common law trademark protection. However, we have not sought trademark registration for any of the marks we utilize. Further, we have not obtained an evaluation of whether any of our marks could be confusingly similar to the marks of others. Additionally, as a relatively new company, we have been using our marks for only a very short time. In the United States, priority in trademark rights often depends on the date of first use in commerce, absent anticipatory registration of a mark that one intends to use later.

      A claimant could also allege that its mark is senior in priority to our mark. Regardless of the merits of any such claim, we could incur substantial litigation expenses in defending such a claim. In the event of an unfavorable ruling, a license or similar agreement may not be available to us on reasonable terms, if at all. A finding of infringement may also result in significant monetary liabilities that could have a material adverse effect on our business, financial condition, customer relationships and operating results. We may not be successful in the defense of these or similar claims. If we were not successful in defending such claims or in obtaining a suitable license, we might have to re-brand our products and services in a manner that avoids use of the subject mark. Such circumstances could materially erode any goodwill associated with our products and services, adversely affecting our sales and other aspects of our business.

We are dependent upon third party software licenses in connection with the use of our software. If these licenses are not renewed or are terminated, we may not be able to continue to use the related technology on commercially reasonable terms or at all.

      We depend on licenses from a number of third party vendors for certain software in the creation and delivery of our products and services. We rely heavily upon licenses with Microsoft Corporation. These licenses can be renewed only by mutual consent and may be terminated if we breach the license terms and fail to cure the breach within a specified time period. If such licenses are terminated, we may not be able to continue using the software on commercially reasonable terms, or at all. Although we might be able to obtain suitable licenses for competitive software that performs similar functions, a change in the software we use for product development and other aspects of our business could force us to re-engineer, discontinue, delay or reduce product implementations with our hospital clients, at least until suitable alternative software could be obtained. All of these consequences could have a material adverse affect on our business, financial condition and operating results. Further, to the extent that our hospital clients operate in a Microsoft software environment, our inability to also operate in that software environment could reduce the ability of our software to interface with the software of our hospital clients, damaging our client relationships. In addition, if Microsoft or other software vendors upon whom we rely were to materially increase the costs of their products or change their license terms in a manner adverse to us, such circumstances could materially increase our costs in delivering products and services to our hospital clients.

We must continue to invest in, update and develop our technological capabilities and new products in order to compete.

      The products and services that we offer are affected by changing technology and the development of new products and services. Our future success will depend on our ability to continue to improve our products and services on an ongoing basis. We may be unable to develop or successfully manage the infrastructure necessary to meet current or future demands for reliability and scalability of our systems and products. We cannot give any assurances that we will develop successful product improvements or add-on products and services or that they will perform satisfactorily or be accepted in the marketplace.

The nature of our products makes us particularly vulnerable to undetected errors or bugs that could reduce revenue, market share or demand for our products and services.

      Our software may contain bugs, errors or failures, especially when initially introduced or when new versions are released. Although we have conducted significant testing of our software and plan to test each upgrade or new version of our software, the nature and scope of commercial use of our software is likely to exceed the nature and scope that we will be able to simulate in pre-release testing. Accordingly, despite testing by us, current and future versions of our software may contain errors or performance failures, resulting in, among other things:

•	loss of customers and revenue;

•	delay in market acceptance;

•	diversion of resources to address customer complaints and any bugs or errors in our software;

•	damage to our reputation;

•	litigation or other claims; or

•	increased service and warranty costs.

The network operations on which our software depends may be vulnerable to unauthorized access, hacking, viruses and other disruptions, which may make our products and services less attractive and reliable.

      The movement of data across computers and networks and the storage of data on computers render the data vulnerable to various forms of “hacking”. “Hacking” involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions or loss or corruption of data, software or hardware. We undertake significant efforts to protect our data and our systems from the efforts of hackers. Nevertheless, our measures may not be successful. Hackers could misappropriate proprietary information or cause disruptions in our computer systems. Further, hackers could successfully attack or gain unauthorized access to the computer systems of the hospitals with which we work, our vendors, the Internet or portions of the Internet, over which we have little or no control. The inadvertent transmission of computer viruses, worms, Trojan Horses and similar activities could also affect the functioning of our software, access to our software or the data that we maintain. We manage legally sensitive data such as the names, social security numbers, credit card account numbers, electronic signatures and credit information concerning hospital patients. Given the sensitivity of such data, despite our best efforts, successful hacking could expose us to a material risk of loss or litigation and potential liability, as well as materially damage our reputation.

      The use of our software products depends upon the proper functioning of the Internet and of numerous computers and computer networks. For example, we obtain data from computers of our hospital clients as well as from computers owned by third parties. This data is stored on hospital computers, travels across the networks of our hospital clients to the Internet, across the Internet to our computer network and through our computer network to various computers within our network. Data also travels in the opposite direction. Data exchanged between us and our service providers have similarly complex paths, as we do not have dedicated connections to our hospital clients or to our service providers.

Because we have limited backup systems, our operations are vulnerable to interruptions, catastrophes and other events such as terrorist attacks; our business, financial condition and operating results could be adversely affected if these facilities were subject to interruption or a closure.

      We currently process substantially all of our customer data at our facility in the Denver, Colorado area. We use a number of measures to protect our data including parallel servers, repeated daily back up of data to removable storage devices, redundant power sources, firewalls and physical restrictions on access to our servers. In spite of such protections, our data is vulnerable to certain forms of disruption or attack. We have no “mirror” storage or processing sites to which processing could be transferred in the case of a catastrophic event at our Denver facility or in this region. Our emergency power is limited and we would have to discontinue operations in the event of an extended power failure. Our ability to communicate with computer systems outside of our network depends upon the availability of the Internet and of our connections to and from the Internet backbone. In the event of a catastrophic event at our facilities, an interruption of power to public telecommunications systems or any other interruption or closure, our business, financial condition and operating results could be adversely affected. We do not have business interruption insurance.

      In addition, terrorist acts or acts of war may cause damage to our facilities and those of our hospital clients, which could significantly impact our revenues, costs and expenses and financial position. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and operating results in ways we that cannot presently predict. We are not insured for losses and interruptions caused by terrorist acts and acts of war.

If our products and services fail to effectively manage patient self-pay receivables, we could be subject to costly litigation and be forced to make costly changes to our products.

      Our products and services are used in billing patients for the self-pay portion of their hospital bills, collection of amounts due and associated administration. If our employees or products fail to properly service or collect these accounts, hospital clients could file claims against us. Our insurance coverage may not be adequate to cover such claims. A successful claim that is in excess of, or is not covered by, insurance coverage could adversely affect our business, financial condition, and operating results. Even a claim without merit could result in significant legal defense costs and damage our reputation, and could consume management time and resources. In addition, claims could increase our premiums such that appropriate insurance could not be found at commercially reasonable rates, if at all. Furthermore, if we were found liable, we may have to alter one or more of our products significantly, possibly resulting in additional unanticipated delays in implementation and additional research and development expenses.

Our operating results will be subject to fluctuations, which could adversely affect our financial results and the market price of our common stock.

      Our quarterly operating results have varied significantly to date and are expected to fluctuate in the future as a result of a variety of factors, many of which are outside our control. Accordingly, quarter-to-quarter comparisons of our operating results may not be indicative of our future performance. Some of the factors causing these fluctuations include:

•	our progress in implementing our sales and marketing strategy, since we have a limited operating history and a small number of hospital clients to date;

•	the rate at which we are able to add new hospital clients and enroll their patients in our revolving consumer credit program;

•	product and price competition;

•	the relative amount of revenues we derive from software fees, transaction fees, servicing fees and interest on patient revolving credit accounts;

•	changes in our operating expenses;

•	current and potential federal and state regulations relating to healthcare and consumer finance;

•	significant estimates made by management in the application of generally accepted accounting principles;

•	delays in implementation due to product readiness, customer induced delays in training or installation and third party interface development delays; and

•	the timing and size of any future acquisitions.

      In the event of an unexpected revenue shortfall, we will likely be unable, or may elect not to, reduce spending quickly enough to offset the shortfall. As a result, it is possible that our future revenues or operating results may fall below the expectations of securities analysts and investors. In that event, the price of our common stock may be adversely affected.

Changes in the healthcare payment and reimbursement system could adversely affect the buying patterns of our hospital clients.

      Changes in current healthcare payment and reimbursement systems could require us to make unplanned product enhancements, or result in delays or cancellations of business, or reduce the need for our products and services.

      The healthcare industry in the U.S. is subject to changing political, economic and regulatory influences that may affect procurement practices and operations of healthcare providers. The commercial value and appeal of our products and services may be adversely affected if the current healthcare payment and reimbursement system were to change. During the past several years, the healthcare industry has been subject to increasing levels of governmental regulation. Proposals to reform the healthcare system have been and are being considered by the United States Congress. These proposals, if enacted, could adversely affect the commercial value and appeal of our products and services or change the operating environment of our hospital clients in ways that cannot be predicted. Healthcare organizations may react to these proposals by curtailing or deferring investments, including those for our products and services. In addition, the regulations promulgated under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) could lead healthcare organizations to curtail or defer investments in non-HIPAA related products in the next several years.

We operate in a competitive market.

      We expect competition relating to our products and services to increase. There are limited barriers to entry in our market. Increased competition could result in reductions in our prices and gross margins and have a material adverse affect on our business, financial condition and operating results. We compete with other providers of patient self-pay receivable collection software and services, as well as collection agencies, in-house hospital administration staffs and providers of receivable financing to hospitals such as banks and financing companies.

      Current and prospective hospital clients also evaluate our products’ capabilities against the merits of their existing information systems and human resources. Major software information systems companies, particularly those specializing in the collection of patient receivables, that do not presently offer the range of competing products and services which we offer, may enter our markets. Many of our competitors and potential competitors have significantly greater financial, technical, product development, marketing, market recognition and other resources, than we have. Many of these competitors also have, or may develop or acquire, hospital contracts and relationships. As a result of these factors, our competitors may be able to respond more quickly to new or emerging technologies, changes in hospital requirements and changes in the political, economic or regulatory environment in the healthcare industry.

      These competitors may be in a position to devote greater resources to the development, promotion and sale of their products than we can. We may not be able to compete successfully against current and future competitors, and such competitive pressures could materially adversely affect our business, financial condition and operating results.

We will encounter significant challenges integrating any business we may acquire, and future transactions may adversely affect our business, operations, and financial condition.

      As part of our future business plan, we may be able to acquire companies in some of our target market areas. Some of the challenges we may encounter in integrating acquired businesses include:

•	interruption, disruption or delay of our ongoing business;

•	distraction of management’s attention from other matters;

•	additional operational and administrative expenses;

•	failure of acquired business to achieve expected results; and

•	platform and technical issues related to integrating systems from various acquired companies.

      All of these factors may have an adverse affect on our business, financial condition and operating results.

The healthcare and consumer debt industries are highly regulated.

      Our failure to comply with applicable regulatory requirements or industry guidelines could:

•	limit our current or proposed business activities;

•	subject us or our hospital clients to adverse publicity;

•	increase our cost of federal and state regulatory compliance;

•	subject us or our hospital clients to monetary fines or other penalties; and

•	subject us to lawsuits.

      The healthcare industry and consumer debt industries are each extensively regulated. Various laws, regulations and industry guidelines affect the provision of healthcare services and products, the privacy of information concerning patients and their finances, and the collection of healthcare and consumer debt. Similarly, various laws, regulations and industry guidelines affect the terms and conditions upon which consumer credit may be extended and the billing and collection of consumer debt. For example, there have been a number of consumer class action lawsuits alleging violations of the Truth in Lending Act (“TILA”). Given that some of the patients enrolled in our revolving consumer credit program have limited means, litigation over such extensions of credit is a risk to us. For example, TILA claims might potentially be asserted directly as a class action lawsuit or in response to a collection action undertaken by a hospital. Any such litigation could consume our resources. A lawsuit could have an adverse effect on our reputation in the marketplace, adversely impacting our ability to attract or retain contracts with hospitals. An adverse judgment could have a substantial detrimental effect upon our operations, particularly given our current size and financial condition. It is possible that new or different laws, regulations or guidelines may apply in the future. Violations of these laws could carry substantial fines, and in some cases, criminal penalties.

Governmental regulation of the confidentiality of patients’ health information could result in our hospital clients and their patients being unable to use our products without significant modification, which could require us to expend substantial resources.

      Health care information systems are affected by state and federal laws and regulations that govern the collection, use, transmission and other disclosures of health information and financial information about consumers. These laws and regulations may change rapidly and may be unclear or difficult to apply.

      HIPAA imposes national health data standards on health care providers that conduct electronic health transactions, health care clearinghouses that convert health data between HIPAA-compliant and non-compliant formats and health plans. Collectively, these groups are known as “covered entities”. The HIPAA standards prescribe transaction formats and code sets for electronic health transactions and protect individual privacy by limiting the uses and disclosures of individually identifiable health information. The HIPAA standards also require covered entities to implement administrative, physical and technological safeguards to ensure the confidentiality, integrity, availability and security of individually identifiable health information in electronic form. HIPAA also requires that covered entities provide patients with certain access to information about them and with a degree of control over the extent to which that information is shared. Though we believe we are not a covered entity, our hospital clients are covered entities. As such, they deem us to be a “business associate” of theirs under HIPAA and require that our software and services assist them in complying with HIPAA.

      There are several HIPAA compliance deadlines for covered entities. The final compliance deadline for the transaction and code set standards was October 16, 2003. The compliance deadline for the privacy standards was April 14, 2003, for most covered entities. Any failure or perceived failure of our products or services to comply with HIPAA standards could adversely affect demand for our products and services and force us to expend significant research and development capital and other resources to modify our products or services to address the privacy and security requirements of our customers.

      HIPAA will impose detailed regulations on how we and our hospital clients handle the personally identifiable information of the patients of our hospital clients. These detailed regulations are likely to be addressed in our contracts with our hospital clients and those contracts may seek to shift to us some or all of the risk of compliance with HIPAA. In addition, those regulations may impose upon us duties directly to the patients of our hospital clients. We will be exposed to the risk that we could become involved in litigation initiated by patients, groups of patients, insurance companies or hospitals related to HIPAA compliance. Any litigation of this type could have a material impact on our resources, customer relationships and reputation.

      Under HIPAA, the states may adopt privacy standards that are more stringent than HIPAA. This may lead to different restrictions for handling individually identifiable health information. As a result, our hospital clients may demand information technology solutions and services that are adaptable to reflect different and changing regulatory requirements. In the future, federal or state governmental authorities may impose additional restrictions on the collection, use, transmission and other disclosures of health information. We cannot predict the potential impact that these future rules, as finally approved, may have on our business. However, the demand for our products and services may decrease if we are not able to develop and offer products and services that can address regulatory challenges and compliance obligations faced by our hospital clients in the future.

We could lose or fail to obtain a required consumer lending license. Were that to happen, we could lose hospital contracts and be subjected to lawsuits, damages and fines.

      Based on our current business operations, we believe that we are not required to have a consumer lending license. However, as we establish operations in additional jurisdictions, we may be required to obtain a consumer lending license in one or more states. If we fail to obtain or we lose a required consumer lending license in a particular state, we may be required to restrict or eliminate our lending activities in that state. If we engage in lending activities without a required license, we could be exposed to private lawsuits, class action lawsuits, administrative proceedings or even criminal proceedings. Regardless of the merits of any such proceeding, the cost of defending ourselves could be substantial, adversely affecting our cash flow and financial strength. Being involved in a proceeding alleging a violation of consumer lending laws could damage our reputation and our contracts regardless of the merits of any claims. An adverse determination in any such proceeding could require that we stop lending in the state where we are found to be in violation and could subject us to damages or even criminal penalties if any violation were found to be willful. We could also lose one or more of our hospital contracts in the event of an adverse result. Any of the events described above could have a material adverse affect on our business, financial strength, existing contracts and reputation.

Our principal shareholders control shareholder actions.

      Our founders, John C. Herbers and Steven C. Robbins, together control the right to vote 92.4% of our capital stock. Upon the completion of this offering, and after assuming the conversion of their preferred stock into common stock, together they will control the right to vote approximately 64.0% of our common stock. Even if Messrs. Herbers and Robbins do not convert their preferred stock into common stock, the voting rights of our outstanding preferred stock allow them, if they vote together, to control the outcome of substantially all corporate actions requiring shareholder approval irrespective of how other shareholders may vote, including the election of directors, acquisitions or dispositions of our assets and the authorization of any additional common stock, preferred stock or other equity securities. This concentration of ownership may also have the effect of delaying or preventing a change of control of Integrated, which could have a material adverse affect on our value.

We do not intend to pay cash dividends for the foreseeable future.

      Our board of directors intends to retain any earnings for general corporate purposes and has no intention to declare cash dividends payable to holders of our common stock. See “Dividend Policy”.

We have a substantial amount of preferred stock outstanding which is senior in liquidation to the common stock offered by this prospectus.

      We have three series of preferred stock outstanding, all of which are senior to our common stock in the event of a liquidation. The total amount of the preference as of March 31, 2004, was approximately $2.1 million. For the foreseeable future, purchasers of common stock offered by this prospectus should not expect to receive any liquidation proceeds in the event Integrated is dissolved, particularly in light of our limited financial resources. In addition, our future capital needs may require that we issue additional preferred stock, all of which will have a liquidation preference senior to our common stock.

We may incur increased costs as a result of recently enacted and proposed changes in securities laws and regulations.

      Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules proposed and promulgated by the U.S. Securities and Exchange Commission, could result in increased costs to us as we respond to their requirements. The new rules could make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain coverage we consider to be adequate. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. Also, potential new accounting pronouncements, such as the exposure draft of the treatment of stock options, may negatively effect our future earnings or financial condition. We are currently evaluating the new rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs.

Risks Related to This Offering

Substantial amounts of our common stock could be sold in the near future, which could depress Integrated’s stock price.

      We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock after this offering. Immediately following the completion of this offering, our existing shareholders will hold approximately 61.0% of our issued and outstanding common stock. All of the outstanding shares of common stock and preferred stock convertible into common stock belonging to officers, directors and our other current shareholders are currently “restricted securities” under the Securities Act of 1933 (“Securities Act”). These shares of common stock are eligible for future sale in the public market at prescribed times pursuant to

Rule 144 under the Securities Act. Sales of a significant number of these shares of common stock in the public market could reduce the market price of our common stock. Our officers, directors and shareholders have entered into lock-up agreements with the managing underwriter under which they have agreed not to sell any of their shares for 12 months after this offering. Sales of shares held by these officers, directors and shareholders after expiration of the lock-up may likewise cause a decline in the market price of our common stock.

Investors will incur immediate and substantial dilution in the book value of their investment in Integrated.

      The offering price of the common stock offered by this prospectus is substantially higher than the net tangible book value per share of the outstanding common stock. If you purchase shares of our common stock, you will incur immediate and substantial dilution in the amount of $3.77 per share, based on an assumed offering price of $5.00 per share.

There is no public market for Integrated’s shares, and we cannot assure you that a market will develop after this offering.

      While we have applied to have our common stock approved for listing on The Nasdaq SmallCap Market, there is currently no market for our common stock, and there can be no assurance that a market for our common stock will ever develop. The purchase price of the common stock offered by this prospectus has been determined by negotiations between us and the managing underwriter and may not be indicative of the price at which our common stock will trade after the offering. If a trading market fails to develop, you may be unable to resell shares of our common stock.

FORWARD-LOOKING STATEMENTS

      Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Plan of Operation,” “Business” and elsewhere in this prospectus constitute forward-looking statements. These statements are not statements of historical fact. Forward-looking statements involve risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “would,” “could,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “continue” or the negative of these terms or other comparable terms.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then actual results, levels of activity, performance or achievements could differ significantly from those expressed in, or implied by, the forward-looking statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking statements. Except as required by law, we do not intend to update or revise any of the forward-looking statements after the date of this prospectus to conform these statements to actual results. All forward-looking statements attributable to us are expressly qualified by these cautionary statements. Our forward-looking statements in this prospectus include, but are not limited to, statements about trends and conditions in the health care industry, our business and growth strategy, and expanding our relationship with existing and new customers.

      This prospectus contains information regarding the health care industry and other data pertaining to our business based on data and reports compiled by industry professional organizations and analysts, and our knowledge of our markets. Although we believe these sources are reliable, we have not independently verified the market data. This market data includes projections that are based on a number of assumptions. If any one or more of those assumptions turns out to be incorrect, actual results may differ materially from the projections or expectations based on these assumptions.

DIVIDEND POLICY

      We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and, therefore, we do not anticipate paying any cash dividends on shares of common stock in the foreseeable future. Our future dividend policy will also depend on the requirements of any future financing agreements to which we may be a party, the dividend preferences of our outstanding shares of preferred stock, and other factors considered relevant by our board of directors, including the provisions of the Colorado Business Corporation Act.

      The Colorado Business Corporation Act generally provides that distributions may not be made if after any distribution we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amounts needed to satisfy the preferential rights of shareholders if we were dissolved at the time of the distribution.

USE OF PROCEEDS

      Our net proceeds from the sale of the 1,600,000 shares of common stock in this offering will be approximately $6.7 million, based on an offering price of $5.00 per share. The net proceeds are equal to the gross proceeds of $8.0 million less underwriting discounts of $800,000, a non-accountable expense allowance of $240,000 and our estimated other offering expenses of $260,000. We will receive approximately $7.7 million in net proceeds if the managing underwriter exercises its over-allotment option in full.

      Currently, we intend to use the net proceeds we receive from this offering for the following purposes:

•	repayment of outstanding indebtedness of $1.7 million which has an interest rate of 10% per year (of which $75,000 is owed to one of our directors) and is due on the date we complete this offering; and repayment of $260,000 of indebtedness which has interest rates ranging from 5.75% to 10% per year, including $50,000 owed to a limited liability company managed by one of our founders;

•	repayment of $440,000 of accounts payable, of which $290,000 is to our founders;

•	computer equipment and software expenditures;

•	marketing and sales expansion;

•	funding expected operating losses; and

•	general corporate and working capital purposes.

      The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including availability of funding from external sources and the amount of cash, if any, we generate from operations.

      If the managing underwriter exercises its over-allotment option in this offering, the additional net proceeds will be used for general corporate and working capital purposes.

      We may find it necessary or advisable to use portions of the net proceeds we receive from this offering for other purposes, and we will have broad discretion in applying the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, investment-grade interest-bearing securities.

CAPITALIZATION

      The following table shows our capitalization at March 31, 2004, on an actual basis and on a pro forma as adjusted basis. The pro forma basis as adjusted presentation:

•	reflects 2,754,456 shares of common stock issued and outstanding and 1,600,000 shares of common stock issued and to be sold in this offering, or a total of 4,354,456 shares of common stock;

•	reflects receipt of the net proceeds of this offering;

•	reflects the proceeds and subsequent repayment (using a portion of the net proceeds from this offering) of $1,625,885 principal amount of convertible notes issued as part of the July 2004 private placement of a bridge loan;

•	excludes the possible issuance of up to 240,000 additional shares of our common stock that the managing underwriter has the option to purchase from us to cover over-allotments as well as the managing underwriter’s warrant that is exercisable to purchase up to 160,000 shares of common stock;

•	excludes the possible issuance of up to 542,211 additional shares of common stock upon the exercise of outstanding options and warrants;

•	excludes 162,589 shares of common stock issued as part of the July 2004 private placement of a bridge loan, the value of which was recorded as interest expense on the date of issuance; and

•	excludes the possible issuance of up to 988,301 additional shares of common stock that may be issued upon conversion of our outstanding convertible preferred stock.

      Please see “Description of Securities” for a discussion of the terms of our preferred stock. You should read this table along with the financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2004

	As	Pro Forma
	Reported	As Adjusted

	(In thousands)
Cash	$304	$7,004

Total debt:
Other long-term debt	352	352
Series A Convertible Preferred Stock	425	425

Total debt	777	777

Shareholders’ (deficit) equity:
Series B and Series C Convertible Preferred Stock	1,436	1,436
Common stock	47	6,747
Accumulated deficit	(2,623)	(2,623)

Total shareholders’ (deficit) equity	(1,140)	5,560

Total capitalization	$(363)	$6,337

      Our authorized capital stock consists of 5,000,000 shares of preferred stock and 10,000,000 shares of common stock.

DILUTION

      If you invest in our common stock, the net tangible book value of your shares will be diluted to the extent of the difference between the offering price per share of our common stock and the pro forma net tangible book value per share after this offering.

      Our net tangible book deficit was approximately $1.14 million or $0.41 per share of common stock at March 31, 2004. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards.

      After giving effect to the sale of shares in this offering at a price of $5.00 per share, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our net tangible book value at March 31, 2004, would have been approximately $5.56 million or $1.23 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.64 per share to existing shareholders and an immediate dilution of $3.77 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Offering price per share		$5.00
Net tangible book deficit per share at March 31, 2004	$(.41)
Increase per share attributable to this offering	$1.64

Pro forma net tangible book value per share after this offering	$1.23

Dilution in pro forma net tangible book value per share to new investors		$3.77

Dilution as a percentage of offering price per share		75.4%

      The following table summarizes, on a pro forma adjusted basis as of March 31, 2004, the:

•	total number of shares of our common stock outstanding before and after this offering;

•	total consideration paid and the average price per share paid by the existing shareholders; and

•	total consideration paid and the average price per share paid by the new investors in this offering at an assumed price of $5.00 per share before deducting the estimated underwriting discounts and commissions and other offering expenses.

	Shares Purchased(1)		Total Consideration(1)
					Average Price
	Number	Percent	Amount	Percent	Per Share

Existing shareholders	2,933,107	64.7%	$377,442	4.6%	$.13
New investors	1,600,000	35.3%	8,000,000	95.4%	5.00

Total	4,533,107	100%	$8,377,442	100%

(1)	Excludes up to 988,301 additional shares of our common stock that may be issued upon conversion of our outstanding convertible preferred stock as of March 31, 2004. The convertible preferred stock was purchased for total consideration of $1,861,309.

SELECTED HISTORICAL FINANCIAL DATA

      The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Plan of Operation” and the financial statements and notes thereto included elsewhere in this prospectus. The selected statement of operations data for the year ended December 31, 2003 and for the period from inception through the year ended December 31, 2002 and the selected balance sheet data as of December 31, 2003 and 2002, are derived from our audited financial statements, including notes thereto, included elsewhere in this prospectus. The selected balance sheet data as of March 31, 2004 and the selected statement of operations data for the three months ended March 31, 2004 and 2003, are derived from our unaudited financial statements included elsewhere in this prospectus which, in management’s opinion, included all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our financial position and results of operations for those periods. The historical results are not necessarily indicative of results to be expected in any future period.

Selected Historical Financial Data

				Period from
				Inception
	Three Months Ended			(May 8, 2002)
	March 31,		Year Ended	through
			December 31,	December 31,
	2004	2003	2003	2002(1)

	(unaudited)
Statement of Operations Data:
Revenues	$63,700	$—	$188,400	$—
Operating expenses	475,000	321,800	1,217,000	679,700
Interest expense	10,100	13,600	117,200	45,000
Depreciation and amortization	11,900	1,100	14,900	100

Loss from operations	(433,300)	(336,500)	(1,160,700)	(724,800)
Other expense	(26,600)	(17,200)	(261,700)	(15,800)

Net loss	$(459,900)	$(353,700)	$(1,422,400)	$(740,600)

Net loss per share of common stock:
Basic and diluted	$(0.17)	$(0.14)	$(0.53)	$(0.29)

Weighted average common shares outstanding:
Basic and diluted	2,754,456	2,550,000	2,666,397	2,550,000

	As of	As of December 31,
	March 31,
	2004	2003	2002	Pro Forma(2)

	(unaudited)
Balance Sheet Data:
Current assets	$329,800	$1,350,000	$—	$7,029,800
Total assets	561,800	1,552,300	137,300	7,261,800
Current liabilities	1,545,100	2,325,700	874,500	1,545,100
Long-term obligations	156,500	56,500	—	156,500
Total liabilities	1,701,700	2,382,200	874,500	1,701,700
Shareholders’ (deficit) equity	$(1,139,900)	$(829,900)	$(737,100)	$5,560,100

(1)	We were formed in May 2002 and did not recognize revenue until 2003.

(2)	Pro Forma Balance Sheet Data as of March 31, 2004, after giving effect to: (i) gross cash proceeds of $1,625,885 from the July 2004 private placement of a bridge loan consisting of an aggregate of $1,625,885 principal amount of convertible notes and 162,589 shares of our common stock; and (ii) the sale of 1,600,000 shares of common stock at $5.00 per share in this offering, after deducting the underwriters’ discount ($800,000), estimated offering expenses ($500,000), and the repayment of the bridge loan ($1,625,885).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND PLAN OF OPERATION

      The following discussion should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and related notes and the financial statements and notes thereto included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risk and uncertainties. You should review the “Risk Factors” set forth elsewhere in this prospectus for a discussion of important factors which could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in this prospectus. See “Forward-Looking Statements.”

Overview

      We were formed in 2002 to provide hospitals in the U.S. with software products and financial management services designed to increase collection rates of patient “self-pay” receivables. These obligations arise from hospital services not fully paid for by patients’ health insurance because of co-pays, deductibles or partially covered services, or from hospital services provided to patients without health insurance. Industry data and our research indicate that hospitals in the U.S. do not collect even a majority of their self-pay receivables. Self-pay services of U.S. hospitals in 2002 totaled $35 billion. We intend to capitalize on this market opportunity by providing hospital clients with our comprehensive suite of products and services that efficiently manage and collect their patient self-pay receivables.

      We have developed an automated, proprietary management software system that enables hospitals to establish, analyze and enforce effective self-pay policies and procedures. Our software is web-based, and can be readily customized by our hospital clients. The other principal component of our suite of products is our revolving consumer credit program. For patients of our hospital clients who choose to pay the self-pay portion of their hospital bill over time, we provide a revolving consumer credit account through a privately branded credit card to each of our hospital clients. We bill and collect these patient accounts for our hospital clients. We also offer our creditworthy hospital clients the ability to obtain recourse advances of up to 85% of the amount of their patient receivables to accelerate a hospital’s cash flow. We currently fund these advances to our hospital clients through our $10 million revolving accounts receivable loan from a bank.

      For our services, we charge our hospital clients non-refundable software and account transaction fees. We also charge a service fee, payable upon establishing a revolving consumer credit account, that is earned over the life of the account. All of these fees are based upon a percentage of the principal balance of patient accounts we service under our revolving consumer credit program. In addition, we charge patients interest, currently at the rate of 10 to 14.5% per year, on their outstanding credit balances. Patients’ payments are received by us and are applied first to pay our interest charges and our servicing fees and then are paid to our hospital clients. However, in the event we have extended a hospital an advance, we first apply payments from a patient to reduce the balance of our revolving accounts receivable loan, with the remainder, net of our interest and fees, paid to the hospital.

      Since inception, our activities have consisted primarily of designing our proprietary software system, designing our revenue model and marketing approach, rolling out our products, undertaking our initial marketing efforts and fund raising. We have funded our operations to date principally from private placements of approximately $3.8 million of our equity and debt securities. See “Description of Securities” for a discussion of the types and terms of the securities we have issued. We are in the early stage of marketing our services and products to hospitals. As of the date of this prospectus, we have contracts with two hospitals, and while we are in negotiations with several additional hospitals to provide our products and services, there are no assurances that we will be successful in finalizing agreements with these hospitals.

      As of June 30, 2004, we had contracts with two hospitals and were managing 570 revolving consumer credit accounts with an aggregate outstanding balance of $288,000. We also had $49,400 outstanding under our revolving accounts receivable loan.

Critical Accounting Policies and Estimates

      The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenue and expenses and related disclosures. A summary of those accounting policies can be found in the footnotes to the financial statements included elsewhere in this prospectus. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial condition and results of operations and require judgments on the part of management about matters that are uncertain. We have identified the accounting policies below as important to the presentation of our financial condition and results of operations.

      Revenue recognition. Service fee revenue is recognized as earned revenue as patients enrolled in our consumer credit program with our hospital clients pay amounts due on their self-pay receivable accounts. Service fees relating to delinquent accounts must be refunded to the hospital client. The unearned portion of service fees is recorded as deferred revenue on our balance sheets as a liability. Interest income is recognized as it is received.

      Software development costs. In accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, we capitalize our software development and production costs once technological feasibility has been achieved. Software development costs incurred prior to achieving technological feasibility are included in operating expenses in the accompanying statements of operations.

      Capitalized software development costs are reported at the lower of unamortized cost or net realizable value. Commencing upon the initial product release or when software fee revenue has begun to be recognized, these costs are amortized, based on current and anticipated future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product. We are amortizing capitalized software development costs over three years. During the year ended December 31, 2003, we wrote down approximately $106,000 of capitalized software development costs relating to a software product we no longer use. The writedown was recorded as abandoned software development costs in our statements of operations.

Results of Operations

Comparison of Three Months Ended March 31, 2004, and March 31, 2003

      Revenues. From February 2003 through early 2004, we had an agreement with a hospital under which we purchased certain of the hospital’s patient accounts receivable. Under the agreement, we earned a non-refundable fee of 8% of the amounts of the accounts receivable purchased and interest income on each account at an annual rate of 14.5% of the outstanding receivable balance. Although we generated revenue under this agreement during the year ended December 31, 2003, no revenue was generated during the three months ended March 31, 2003. For the three months ended March 31, 2004, we generated service fee revenue of $41,800 and interest income of $21,900 under the agreement.

      Operating expenses. Operating expenses were $475,000 for the three months ended March 31, 2004, an increase of $153,200, or 48%, over $321,800 for the three months ended March 31, 2003. This increase was due primarily to increased labor costs for additional employees required to manage the patient accounts receivable purchased from our hospital clients and costs for continued development of our software.

      Interest expense. We incurred interest expense on the outstanding balance of our bank borrowings, notes payable and the advances to us from our founders. Interest expense was $10,100 for the three months ended March 31, 2004, as compared to $13,600 for the three months ended March 31, 2003. For the three months ended March 31, 2003, interest expense was comprised primarily of interest owed to our founders on their advances to us. This interest, together with interest for prior periods was paid in August 2003, in a lump sum consisting of 272,444 shares of our common stock valued at $76,582, or $.28 per share. For the three months ended March 31, 2004, interest expense was comprised primarily of the interest expense on our borrowings under our bank borrowings and notes payable, none of which were outstanding at March 31, 2003.

Comparison of the year ended December 31, 2003, and the period from inception (May 8, 2002) through December 31, 2002

      Revenues. From February 2003 through early 2004, we had an agreement with a hospital under which we purchased certain of the hospital’s patient accounts receivable. Under the agreement, we earned a non-refundable fee of 8% of the amount of the accounts receivable and interest income on each account at an annual rate of 14.5% of the outstanding receivable balance. During the year ended December 31, 2003, we generated service fee revenue of $131,200 and interest income of $57,200 under this agreement. This agreement was terminated in early 2004 as we changed our revenue model to require that our hospital clients use our software. From inception (May 8, 2002) through December 31, 2002, our activities consisted primarily of designing our software, revenue model and marketing approach and fund raising. As a result, we did not generate revenue during 2002.

      Operating expenses. Operating expenses were $1,217,900 for the year ended December 31, 2003, an increase of $538,200, or 79%, over $679,700 for the 2002 period. In addition to the full-year impact of operating expenses in 2003 versus the partial year in 2002, the increase in operating expenses was due primarily to additional employees and independent contractors required to manage the patient accounts receivable purchased under our agreement with the hospital and for increased software development costs.

      Interest expense. We incurred interest expense on the outstanding balance of our bank borrowings, notes payable and the advances to us from our founders. Interest expense was $117,200, for the year ended December 31, 2003, an increase of $72,200, or 160%, over $45,000 for the 2002 period. For the 2002 period, interest expense was comprised primarily of the interest expense on advances to us from our founders. This interest, together with the 2003 interest on these advances through July 31, 2003, was paid in August 2003 in a lump sum consisting of an aggregate of 272,444 shares of our common stock valued at $76,582 or $0.28 per share. For the year ended December 31, 2003, interest expense was comprised primarily of the interest expense on our borrowings under our bank line of credit and notes payable, none of which were outstanding at December 31, 2002.

      Depreciation and amortization. Depreciation and amortization expense was $14,900 for the year ended December 31, 2003, and a nominal amount for the 2002 period. Depreciation and amortization expense was comprised primarily of depreciation of equipment and furniture and amortization of two portions of our capitalized software deployed in September and December 2003.

      Abandonment of capitalized software. During the year ended December 31, 2003, we wrote down by approximately $106,000 capitalized software development costs relating to a software product we no longer use. The writedown was recorded as abandoned software development costs in our statements of operations.

Liquidity and Capital Resources

      As of March 31, 2004, our existing cash resources were insufficient to execute our business plan. In July 2004, we raised approximately $1,500,000, net of fees and expenses, in a bridge loan consisting of secured convertible notes and shares of our common stock. Currently, our working capital requirements exceed our ability to generate sufficient cash through operations. We will use a portion of the net proceeds from our proposed public offering to repay the bridge loan. We do not expect to seek additional equity funding until at least 12 months following the completion of this offering. However, in the event we obtain a significant amount of new hospital clients, we may seek to expand our bank revolving accounts receivable loan which we use to advance funds to our hospital clients.

      Since inception we have financed our operations through private placements of equity and debt securities, advances from our founders, borrowings from other individuals and our bank loan. In 2002 and the first half of 2003, we raised $425,000 in a private placement of our Series A Convertible Preferred Stock. In the second half of 2003 and first quarter of 2004, we raised $860,000 in a private placement of our Series B Preferred Stock. In August 2003, we issued an aggregate of 510,008 shares of our Series C Preferred Stock to our founders for repayment of $576,300 of amounts they had advanced us. As of March 31, 2004, we still owed an aggregate of $291,300 for additional advances to us from our founders. This obligation does not bear interest and is reflected as due to related parties in our balance sheets. We plan to repay this obligation from the proceeds of this offering.

      Although we have issued warrants to our Series A Convertible Preferred shareholders and to certain debt holders, as well as stock options to employees, board members and consultants, since our inception no options or warrants have been exercised. Our plan for funding our business does not assume receiving any proceeds from the exercise of options or warrants.

      Revolving Loan and Line of Credit. In February 2003, a bank extended us a $10 million revolving accounts receivable loan secured by the self-pay receivables owed by patients of our hospital clients enrolled in our revolving consumer credit program. The bank also extended us a $1 million line of credit. We draw upon our revolving accounts receivable loan in order to advance to an eligible hospital up to 85% of the amount of the hospitals patient self-pay receivables. The revolving accounts receivable loan is secured by outstanding balances of self-pay accounts we service, any fees and rights we may have from third parties relating to the hospital’s patient accounts. The line of credit is secured by a certificate of deposit we maintain with the bank. If any regularly scheduled payment on a patient’s account becomes 90 days or more past due, then we are required to repay in full the outstanding portion of any advances on the revolving accounts receivable loan applicable to that patient. Our agreements with our hospital clients require that the hospital pay such amounts to us, as well as interest. We are permitted to draw upon our $1 million line of credit to support our business services and operations in the ordinary course of our business.

      We pay interest on our borrowings under the revolving accounts receivable loan and line of credit. The interest rate on borrowings under the revolving accounts receivable loan is 2.0% over the prime rate, while the interest rate on borrowings under the line of credit is 2.0% over the rate earned on a certificate of deposit we maintain at our bank. In addition, we are required to make principal payments equal to the amounts we receive from hospital patients whose accounts we service. The entire outstanding principal balance on the accounts receivable revolving loan and line of credit is due on November 5, 2004. We are negotiating with the bank for a one-year renewal of the revolving accounts receivable loan and line of credit. There can be no assurance that we will be able to renew these financing agreements. If the financing agreements are not renewed, there can be no assurance that comparable financing will be available to us. The revolving loan and line of credit agreement with the bank contains customary default provisions. If we are in default under any loan agreement, we will be obligated to pay interest on any outstanding principal balance at a default rate of 36% per year.

      The revolving accounts receivable loan and line of credit agreements require us to comply with certain covenants, including:

•	we may not encumber or permit any lien or charge against the collateral for the loan, or permit any assignment of the collateral for the benefit of our creditors;

•	we may not materially amend our articles of incorporation or bylaws without the prior written consent of the bank;

•	we are required to maintain sufficient property and business insurance;

•	we must permit the bank to audit and examine our books and records at any time; and

•	we must give the bank notice of any material litigation.

      We believe that we are in compliance with the covenants in our bank loan agreement. At March 31, 2004, we owed $15,700 on the revolving accounts receivable loan and $193,000 on the line of credit.

      Our founders, John C. Herbers and Steven C. Robbins, have jointly and severally guaranteed the full amount of the revolving accounts receivable loan and line of credit. See “Related Party Transactions.”

      Capital Commitments. At March 31, 2004, we had no material commitments for capital expenditures. Other material commitments include rental payments under operating leases for office space and equipment, an employment contract with John C. Herbers, our Chairman and Chief Executive Officer, and consulting agreements with Spencer I. Browne, a director, and with an entity managed by Steven C. Robbins, a director.

      As of March 31, 2004, we owed $352,000 in notes payable, of which $50,000 is personally guaranteed by our founders and $100,000 was owed to directors or their affiliates. Subsequent to March 31, 2004, an unaffiliated holder of a $50,000 note converted his note into shares of our Series B Convertible Preferred Stock at $2.26 per share. These notes payable bear interest at an annual rate of between 5% and 12% and mature from May 2004 to November 2006. We plan to repay the remaining principal and interest, or approximately $260,000, of these notes payable from the net proceeds of this offering.

      Off-Balance Sheet Arrangements. Our only off balance-sheet obligations are for operating leases entered into in our ordinary course of business. Additional information regarding these off-balance sheet obligations is set forth in Note 7 to our financial statements.

      The following table summarizes our contractual and lease obligations at March 31, 2004:

	2004	2005	2006	Total

Office lease	$148,200	$196,500	$38,900	$383,600
Consulting payments to related parties	123,500	140,500	—	264,000
Revolving accounts receivable loan	15,700	—	—	15,700
Due to related parties	291,300	—	—	291,300
Long-term debt	195,300	139,200	17,400	351,900
Mandatorily redeemable Series A Convertible Preferred Stock	425,000	—	—	425,000

	$1,199,000	$476,200	$56,300	$1,731,500

BUSINESS

Our Business

      We provide hospitals with software products and financial management services designed to increase collection rates of patient “self-pay” receivables. These obligations result from hospital services not fully paid for by patients’ health insurance because of co-pays, deductibles or partially covered services, or provided to patients without health insurance. Patient self-pay receivables totaled $35 billion in the U.S. in 2002, $22.3 billion of which was not collected. We intend to capitalize on this significant market opportunity by providing hospital clients with our comprehensive solution that efficiently manages and collects their patient self-pay receivables.

      Health care costs have become a significant concern for businesses and individuals over the past decade. Double-digit increases in health insurance premiums have forced employers to eliminate or reduce insurance coverage, which has increased the self-pay portion of patient hospital bills. Many employers seek to minimize increases in health premiums by increasing deductibles and co-pays and reducing covered hospital services, thereby shifting the burden of increasing healthcare costs to their employees. In the past, hospitals were more willing to write off as uncollectible a substantial portion of their patient self-pay receivables, because historically they were insignificant compared to the much larger amounts paid by insurance companies. As the patients’ share of hospital bills continues to grow, patient self-pay receivables are impacting the financial stability of hospitals. As a result, hospital administrators are actively seeking methods to improve collection rates of self-pay receivables.

      The principal features of our software products and financial management services are:

•	First, we provide software that manages and measures compliance with admissions criteria established by management of each of our hospital clients. Our software automatically verifies each patient’s name, address, and related personal demographic information from his or her social security number so that a hospital’s bill is delivered to the correct address of the patient. Our software also assesses each patient’s ability to pay using his or her credit and payment recovery scores obtained from national credit bureau ratings. Recently, we began charging our hospital clients a nonrefundable software fee for these services.

•	Second, for every patient who elects to pay the self-pay portion of his or her hospital bill over time, we provide a revolving consumer credit account through a privately-branded credit card of each of our hospital clients. We service these accounts by billing and collecting the balance due on the patient credit accounts for our hospital clients. For these services, we charge our hospital clients a non-refundable account transaction fee and a service fee. The service fee is earned over the life of the account. In addition, we charge patients interest, currently at the rate of 10 to 14.5% per year, on their outstanding credit balances. Payments made on these patient accounts are applied first to pay our interest charges and service fee and are then paid to our hospital clients.

•	Third, we can advance our creditworthy hospital clients up to 85% of the aggregate outstanding amounts owed by their patients enrolled in our revolving consumer credit program. We obtain funding for these recourse advances to our hospital clients through our revolving accounts receivable loan. We pledge the patient credit accounts to our bank as security for the funds it lends us and that we advance to our hospital clients. As patients make payments to us on their revolving consumer credit accounts, we use the payments to pay interest and principal on amounts borrowed from our bank, with the remainder net of our interest and fees, to the hospital.

•	Finally, our software provides an efficient, effective process for our hospital clients to determine whether patients may qualify for charity care or governmental assistance, using applicable hospital and governmental guidelines. Auditable records of hospital services provided to patients are critical to a hospital’s ability to establish uniform treatment of all patients for compliance with governmental qualification standards and maintenance of “non- profit” status for many hospitals.

      In 2002, we were formed as a Colorado corporation, we conducted market research, designed our revenue model and marketing approach and began the design of our proprietary software system. In 2003, we began developing our software, generated initial revenues by performing collection services for a former hospital client and implemented refinements to our business strategy. In 2004, we began the rollout of our software and revolving consumer credit program. As of the date of this prospectus, we have two hospitals under contract using our software and we are managing the billing and collection of their patient self-pay receivables. We have five additional hospitals in contract review. Our near term objective is to rapidly increase the number of our hospital clients and the number of their patients enrolled in our revolving consumer credit program.

Overview of the Hospital Self-Pay and Collection Environment in the U.S.

      Our review of the hospital self-pay receivables collection history in the U.S. indicates that hospital admissions and collection cultures and systems are leading causes of poor collection results and high associated collection costs. For example, many hospitals were formed by religious institutions and other charities. Their mission of providing quality care without regard to a patient’s ability to pay can be incompatible with collection of patient self-pay receivables. In addition, private donations and tax-supported government assistance programs often covered hospital operating deficits. Hospitals are also reluctant to institute commercial consumer debt collection procedures for fear of alienating patients and doctors. Additional causes of low self-pay collection rates include:

•	hospitals have not had the tools to identify, analyze and manage self-pay receivables in a way that distinguishes between patients who cannot afford to pay their hospital bills and those who can pay but choose not to pay;

•	a focus of hospital spending on the most advanced medical equipment and facilities to attract doctors and their patients to the exclusion of, among other things, improved collection technology;

•	a willingness by hospitals to write off a large percentage of self-pay receivables. “Self-pay” is “no pay” has long been an adage used by hospital financial administrators;

•	fear of adverse publicity relating to the high costs of hospital services; and

•	a lengthy time period between the date hospital services are rendered and when the patient is billed.

      Other factors have also contributed to the current financial environment in which hospitals operate. Health insurance companies often demand discounts of fees charged by hospitals as a condition of directing their insureds to the hospitals. Additionally, Medicare and Medicaid are seeking ways to cut costs through reduced reimbursements to hospitals. These pressures to reduce or discount charges, coupled with forces that are driving up operating expenses, the increasingly high cost of pharmaceuticals and costs incidental to the nursing shortage, create a need for hospitals to improve their collection rates. In response, hospitals are actively searching for ways to enhance collection rates and reduce the time and cost of collecting their self-pay receivables.

      Healthcare studies confirm that hospitals lose significant revenue by failing to collect self-pay receivables. According to the Health Care Finance Administration, in 2002:

•	The U.S. healthcare industry was a $1.6 trillion industry that represented nearly 15% of the annual U.S. gross national product.

•	$35 billion of annual hospital patient services, were not covered by insurance (co-pays, deductibles, partially covered services and services provided to uninsured patients) or government payment assistance programs.

      According to the Centers for Medicare and Medicaid Services, total domestic hospital care spending in 2002 was $486.5 billion. The Hospital Accounts Receivable Analysis (published by Aspen Publishers) estimated that in 2002 average patient uncollectibles in the U.S., net of charity care contributions by hospitals, ranged from 4.9% to 5.6% of gross hospital revenues per quarter. Thus, we believe that patient bad debt for 2002 represented approximately 60-70% of all patient self-pay services. Based on our further industry research, including data published by Hospital Accounts Receivable Analysis, we believe that uncollectible self-pay receivables continue to be a significant financial concern for U.S. hospitals.

      A significant amount of self-pay problems also relate to uninsured hospital patients. An estimated 43 million Americans do not have health insurance (U.S. Census Bureau 2002). A survey conducted by Zimmerman & Associates, a health care administration consulting firm, concluded that:

•	40% of the uninsured U.S. population in 2001 was between the ages of 18-34.

•	“Uninsured” does not necessarily mean indigent and uncollectible. For example, the largest group of newly uninsured patients in 2001, approximately 800,000 people, earned over $75,000 annually.

      While employers have tried to control the increase in health insurance premiums, the cost of hospital services has increased at a rate faster than the rate of inflation for many years. This has reduced the percentage and amount of hospital services paid for by insurance resulting in an increase in the amount of hospitals’ bills due directly from patients.

      According to the Healthcare Financial Management Association, charging, billing and collecting consumed 31 cents out of every healthcare dollar in 2002. According to the Financial Leadership Council, hospitals utilizing best practices for collecting patient self-pay receivables can significantly increase their operating margins by increasing collection rates and decreasing collection costs. One potential way to achieve lower costs is for hospitals to outsource management and servicing of their receivables to billing and collection companies. While these relationships are designed to allow hospitals to reduce their internal costs of collection, they do not address the underlying causes of low self-pay collection.

Our Objective

      Our objective is to be the leading provider of patient self-pay software and financial management services to U.S. hospitals through our proprietary system and financing programs.

The Integrated Financial Systems Solution

      We have developed an automated, proprietary management software system that enables hospitals to establish, analyze and enforce effective self-pay policies and procedures. Our software is web-enabled. This delivery model allows us to readily customize our software to meet the objectives of individual hospitals. The other principal component of our solution is our revolving consumer credit program. This program allows hospitals to offer a privately branded credit card enabling patients to pay their portion of self-pay obligations over time. Through this program we are also able to offer hospitals advances of up to 85% of these receivables to accelerate their cash flow.

      Our Management Software System. Our management software system is designed to communicate seamlessly with a hospital’s current admission, discharge and collection software system to more efficiently and effectively manage hospitals’ patient self-pay receivables. Our software immediately verifies a patient’s identity and address from his or her social security number, assesses ability to pay, and allows our hospital clients to automatically refer patients needing financial assistance to the appropriate charity care and governmental assistance programs. Our software also sets expectations for the patient to pay the self-pay portion of his or her hospital bill by requiring hospital admission personnel to obtain a patient payment selection at the time of admission. The expected result for hospital clients using our products and services is significantly higher collection rates of their patient self-pay receivables as well as significantly lower costs of collection.

      Hospitals access our software by logging on to a custom web site housed on our servers. We maintain the functionality of the software that we license to our hospital clients through our technical support staff at our data center. Because our hospital clients use our software only via their web browsers, we do not need to ship products, nor do we install software or updates on our hospital clients’ systems. We update software stored on our system and the updated functionality is immediately available to our hospital clients. Thus, updates to our software need only be installed and maintained on our system. When we enable a hospital client to access our software system, we train the hospital’s staff on the functions and use of our software. On an ongoing basis, our service representatives provide technical support relating to the use of our software.

      By selecting options built into our software, a hospital’s criteria for patient admissions and payment arrangements can then be integrated into our system. This option allows a hospital’s admissions staff to make management-directed decisions concerning patient admission, discount offers, referrals for charity care and governmental assistance and setting the amount of any patient deposit required. The information provided by our software system also enables hospitals to establish a best practices approach for post-discharge billing and collection efforts. Our software allows a hospital to customize and establish specific policies and procedures in over 50 different areas, from emergency room admissions to collection of amounts due prior to discharge. Our management reports compare actual admissions data to hospital management’s criteria and rules, pinpointing admission and collection weaknesses and identifying any unproductive efforts and wasted resources. They also measure clearly and objectively hospital staff members’ compliance with management-directed admission and payment policies. For our services, we charge various software, transaction and service fees based on a percentage of the dollar amount of self-pay accounts transacted and/or collected.

      Our Revolving Consumer Credit Program. Our revolving consumer credit program provides our hospital clients with the opportunity to offer their patients a privately branded, revolving credit card. Our program enables our hospital clients to outsource their self-pay collection efforts and expenses to us. Patients who meet the hospital’s financing criteria and elect to pay their self-pay portion of their hospital bill over time are automatically enrolled in our revolving consumer credit program. At the time of admission, our software automatically assesses each patient’s credit and compares that data with hospital rules regarding payment terms and credit extension. If the patient is enrolled in our revolving credit program, we perform the servicing and collection of the patient’s account. Each patient pays us interest at rates currently ranging from 10% to 14.5% per year on the amount of his or her outstanding account. We transmit the principal payments we receive from each patient, less our fees and interest, to the hospital on that self-pay account. If a patient does not make a payment for 90 consecutive days, the account is turned over to the hospital to determine whether to proceed with secondary collection efforts. For these services, we charge a non-refundable transaction fee which is payable and earned when the account is established and a servicing fee which is earned over the life of the account. Payment by the patient generally occurs over 18 to 60 months, similar to other consumer credit payment programs.

      This financing is provided to patients as “consumer credit” rather than “hospital debt”. We believe that consumer debt has a much higher rate of collection than does hospital self-pay debt. Characterizing patient self-pay receivables as consumer credit should therefore enhance our ability to collect these accounts.

      We also have designed our revolving consumer credit program so that, in addition to offering their patients the ability to pay over time, our creditworthy hospital clients can receive a recourse advance on the amount of their self-pay receivables due from their patients enrolled in our revolving consumer credit program. Pursuant to this option, we may advance to an eligible hospital, through our $10 million revolving accounts receivable loan with a bank, up to 85% of the amount of each enrolled patient’s self-pay receivable account. Rather than a hospital billing their patients then waiting for payment, our hospital clients may obtain advances of up to 85% of their patient self-pay receivables, substantially accelerating the hospital’s cash flow. Our contracts require that our hospital clients reacquire from us all defaulted accounts. For those defaulted accounts on which a hospital client has taken an advance, it must pay us the entire outstanding amount of the advance plus any delinquent and unpaid patient finance charges at a reduced interest rate. We are required to refund to the hospital the unearned portion of our servicing fee on each defaulted account. However, we are entitled to retain any transaction or software fees, which are fully earned when each revolving consumer credit account is established.

      Our Software and Other Products Address Best Practices in Hospital Collection. Hospital associations and consultants have invested significant time and resources attempting to determine the best practices to improve collection rates of patient self-pay receivables. We reviewed these practices and designed our software and products to meet them. These best practices and our solutions include:

1.	At admission, verify the patient’s demographics.

A recent healthcare paper on revenue cycle management by Zimmerman & Associates concluded that the national average for hospital registration errors is 31%. When patient bills are returned as “undeliverable,” hospital resources have been wasted and then additional resources must be spent pursuing the correct information and resending the bill. We believe the longer the period between a patient’s hospital service and delivery of the hospital bill, the lower the collection rate. Thus, delays in billing due to incorrect information obtained at admission will tend to reduce self-pay collection rates.

Our Solution: our software automatically verifies each patient’s demographic information at the time of admission against public records to confirm accurate information. As a result, patients receive their bills timely at the correct address, and our collection process begins immediately.

2.	At admission, segment patients’ accounts based upon the patient’s ability to pay and manage the account accordingly.

Our experience indicates that hospitals traditionally treat most patients the same at admission, regardless of their ability to pay. While this process may promote the consistent delivery of health care service, significant dollars are wasted each year attempting to collect from patients who cannot afford to pay and from patients who should have been referred to charity care or to governmental assistance programs.

Our Solution: our software assesses each patient’s ability to pay at the time of admission, integrates with the hospital’s billing and collection criteria, then focuses billing and collection efforts and resources on those patients who can afford to pay as determined by the hospital’s policies.

3.	At admission, set payment expectations by requiring patients to elect how they will pay their portion of their hospital bills.

Our industry research indicates that when payment expectations are set at the time of admission, hospital collection rates improve.

Our Solution: our software is designed to implement each hospital client’s individual payment criteria at the time of admission, and identify, report on and manage patient payment elections. This critical aspect of payment is reinforced by our management reports, which disclose staff adherence to procedures, pinpoint other breakdowns in the collection process and estimate likely collection rates.

4.	Refer patients who may qualify for financial assistance to the applicable program as early as possible and with complete demographic qualification data.

Patients whose bills would be paid, at least in part, by governmental assistance programs may fail to qualify because a hospital does not make the referral, or refers the patient without all of the data that is required by the agency for determining eligibility.

Our Solution: at admission, based on criteria that a hospital provides, our software determines whether a patient may qualify for financial assistance and forwards the patient’s information to the applicable hospital financial counselor or program for certification or eligibility, maximizing the opportunity for the hospital to receive reimbursement dollars from these assistance programs. Our software determines whether a patient should be referred for charity care based on uniform application of the hospital’s qualifying criteria.

5.	At admission, provide all patients with payment options.

Hospitals traditionally have not offered patients revolving credit programs allowing payment of their bills over time. Our research indicates that many patients avoid hospitals because they cannot afford to pay their entire bill at one time.

Our Solution: our revolving consumer credit program offers patients the option to pay the self-pay portion of their hospital bills over a period of time by enrolling in our revolving consumer credit program.

6.	Determine discounts to patients based on uniform application of each hospital’s policies and criteria.

Hospitals are under pressure from activist organizations, class action lawsuits and the federal government to offer uniform discounts on services provided to patients who do not have insurance. The size of these discounts offered can vary, but the concept is that self-insured patients should not pay more than an insured patient for the same treatment and that discounts should be offered consistently.

Our Solution: our software enables each hospital to manage patient discounts consistently based upon a variety of pre-determined, hospital-selected, factors. Such factors may include household income, the percentage of income over the poverty line, the size of the bill and the number of dependents. Our software also assists hospitals in setting incentive discounts to self-pay patients similar to the discounts for the same services negotiated by insurance companies.

7.	Measure and manage hospital staff compliance with hospital admission policies and procedures. Benchmark and establish performance improvement initiatives.

Without adequate data and analytical tools, hospitals are unable to measure and understand why their collection procedures are ineffective.

Our Solution: our software automatically provides reports to designated hospital managers listing the name of each patient, his or her election as to form of payment and the payment collected. The reports also project “collectible value” of an account, and compare that value to the amount that is actually collected. Hospitals then can then analyze these management report results, identify the areas that need improvement and take corrective actions.

8.	Utilize a credit card to enhance patient loyalty to a hospital.

Hospitals have marketed their services traditionally to doctors who direct their patients to hospitals based on a hospital’s facilities, convenience and cost. We believe hospitals could better market their services to the public to develop patient loyalty.

Our Solution: we provide each hospital patient in our revolving consumer credit program with a privately branded hospital credit card which has a magnetic strip that can be encoded and swiped through a card reading device to, among other items, immediately identify the patient and retrieve the data of prior visits to the hospital. The hospital can directly market its services and products to cardholders to create patient loyalty.

In addition to the best practices described above, our research indicates that when healthcare debt is converted to consumer debt and financed by a third party, collection rates, delinquencies and defaults will tend to more closely resemble those of other forms of consumer debt. In other words, “healthcare debt” should be converted to “consumer debt”. At the time of hospital admission, patients enrolling in our revolving consumer credit program are given consumer credit disclosures and agree to have the self-pay portion of their hospital bill charged to their new revolving credit account, enabling a patient to pay his or her hospital bill over time as would occur in the consumer debt context.

Sales and Marketing

      The goal of our sales and marketing program is to rapidly add hospital clients in the U.S. by providing them with our comprehensive suite of products and services for managing their self-pay receivables. Our sales plan uses both direct sales and strategic marketing arrangements with companies that already have existing relationships with our target market. We currently have strategic marketing arrangements with AllianceOne, Inc. and CDS Companies to reach our target market of nearly 4,000 U.S. hospitals. Also, we currently have five senior business development specialists.

      We believe that our marketing arrangements with AllianceOne and CDS increase our exposure to potential hospital clients and shorten the length of our sales cycle. We believe that using industry recognized marketing partners provides us with credibility in our marketplace that is beyond our stage of development.

      AllianceOne, the sixth largest receivables services company in the U.S., serviced $2.2 billion in commercial and healthcare debt in 2003 for some of the nation’s largest financial institutions, including over 320 medical facilities. AllianceOne has 16 locations throughout the United States, including 15 call centers and support sites. AllianceOne’s national sales force received our product orientation in late April 2004. To date, AllianceOne has introduced us to six hospital organizations with an aggregate of 97 hospitals. We are continuing negotiations with the six organizations with which we do not have contracts. We pay AllianceOne a percentage of the gross margin we earn on hospitals referred to us by AllianceOne, and we receive a percentage of the margin earned by AllianceOne with regard to business we refer to it.

      CDS is a financial services company based in Lynbrook, New York. CDS has a number of relationships that provide purchasing decisions for 12,000 doctor offices, clinics and hospitals in the U.S. We recently signed an agreement with CDS under which we pay CDS a percentage of the gross margin we earn on hospitals referred to us by CDS, and we receive a percentage of the margin earned by CDS with regard to business we refer to it.

Competition

      While we are not aware of competitors that offer a comprehensive solution directly similar to ours, we compete with established providers of products and services in all aspects of our business. These competitors include collection and financing services that already have relationships with hospitals, in-house hospital staffs who administer and collect self-pay receivables without third party assistance, providers of general decision support and database systems, as well as healthcare technology consultants. We are not aware of any dominant competitor in any segment of the market relating to the products and services we offer.

      Many of our competitors are better established, benefit from greater name recognition and have more financial, technical and marketing resources than us. Because of our small size and lack of operating history, we initially may not be recognized within our marketplace or have the same level of credibility with potential customers as many of our competitors. We also anticipate that competition will further increase in the event our business model achieves a modest amount of market success. We believe the principal factors that impact competition within our market include product scope and functionality, ease of use, performance, flexibility and features, quality of customer service and support, company reputation and size and price.

Government Regulation

      There is substantial state and federal regulation of the confidentiality of patient medical records and the circumstances under which such records may be used by, disclosed to or processed by us as a consequence of our contracts with hospitals. Further regulations governing patient confidentiality rights are rapidly evolving. Additional federal and state legislation governing the dissemination of patient medical and financial information may be adopted and may have a material adverse effect on our business. Those laws may materially impact our product development, revenue, working capital and/or costs. During the past several years, the healthcare industry has also been subject to increasing levels of government regulation of, among other things, reimbursement rates and certain capital expenditures. We are unable to predict what, if any, changes will occur as a result of such regulation.

      Healthcare billing and collections activities and the extension of consumer credit are strictly regulated under overlapping laws. These laws define how companies:

•	use and disclose consumers’ sensitive or non-public health, financial and medical information;

•	assure the availability, integrity and confidentiality of consumers’ information;

•	communicate with consumers — including restrictions on time and manner of contacting consumers;

•	advise consumers of their rights under applicable laws (including the right to dispute and/or seek verification of alleged debts due); and

•	maintain records concerning consumers’ financial and medical information.

      The major laws affecting healthcare, billing, collections and lending activities are the:

•	Fair Debt Collection Practices Act (FDCPA);

•	Fair Credit Reporting Act (FCRA);

•	Federal Truth in Lending Act (TILA);

•	Federal Trade Commission Act (the FTC Act);

•	Gramm Leach Bliley Act (GLBA);

•	Health Insurance Portability and Accountability Act of 1996, and regulations promulgated by the U.S. Department of Health and Human Services thereunder (HIPAA); and

•	Various state laws and regulations, most with consumer protection objectives, including, without limitation, the Uniform Consumer Credit Code (“UCCC”).

      These laws are summarized below. Because of the nature and objectives of these laws, there is considerable overlap among them, even though various governmental bodies may be responsible for enforcing each.

      Under the FDCPA, third party debt collectors are prohibited from employing deceptive or abusive conduct in the collection of consumer debts incurred for personal, family or household purposes. Such collectors may not, for example, contact patients at odd hours, subject them to repeated telephone calls, threaten legal action that is not actually contemplated or reveal to other persons the existence of debts. The FDCPA also restricts direct communication with a consumer if the consumer properly provides written notice to the debt collector that the consumer does not want further contact.

      The FCRA protects information collected by consumer reporting agencies such as credit bureaus, medical information companies and tenant screening services. Information in a consumer report cannot be provided to anyone who does not have a purpose specified in the FCRA. Companies that provide information to consumer reporting agencies also have specific legal obligations, including the duty to investigate disputed information. Also, users of the information for credit, insurance or employment purposes must notify the consumer when an adverse action is taken on the basis of such reports. Further, users must identify the company that provided the report, so that the accuracy and completeness of the report may be verified or contested by the consumer.

      TILA was enacted in 1968 in order to allow consumers to understand the credit terms offered them and to protect consumers from unfair credit billing and credit card practices. Generally, TILA applies to persons or entities that regularly extend credit to consumers, payable in four or more installments, used for consumer, family or household purposes and for which a finance charge is imposed. TILA requires that certain substantive disclosures about the terms of the credit be provided to the consumer prior to the extension of credit. These include, for example, an explanation of the cost of the credit and of the manner in which the cost is imposed. In addition, TILA imposes requirements that certain periodic disclosures of information be made to consumers over the life of an extension of credit. Failure to comply with TILA’s disclosure requirements can subject the lender to statutory damages, actual damages, attorney’s fees and even criminal sanctions in the case of willful violations. TILA may be enforced by private action, class action or administrative action by various regulatory agencies.

      The GLBA requires the FTC, along with the federal banking agencies, the National Credit Union Administration, the United States Treasury Department and Securities and Exchange Commission, to issue regulations ensuring that financial institutions protect the privacy of consumers’ personal financial information. The FTC’s GLBA Safeguards regulations classify collection agencies as “financial institutions” based on the services they provide and the significant non-public consumer information they use in providing debt collection services. As a result, debt collectors are required to design, implement and maintain safeguards to protect consumer’s non-public information.

      In addition, GLBA requires that financial institutions subject to GLBA disclose their privacy practices and policies to consumers upon the initiation of a customer relationship and annually during the life of the relationship. GLBA defines the term “financial institutions” broadly, to include private business that perform functions typically performed by traditional financial institutions, such as the extension of credit. GLBA also prohibits financial institutions from sharing with nonaffiliated third parties, personally identifiable information concerning consumers unless the consumers have been given a meaningful opportunity to opt out of the sharing.

      Section 5 of the FTC Act prohibits unfair or deceptive acts or practices in the marketplace. The FTC has broad enforcement powers under Section 5 of the FTC Act and has, for example, determined that a company’s failure to comply with its published privacy policies can be an unfair or deceptive business practice.

      HIPAA is federal legislation governing the treatment of personal health information (“PHI”). Generally, PHI pertains to the condition or care of a patient, including payment and demographic information. The legislation applies to, among others, “healthcare providers” and other “covered entities”. Further, HIPAA imposes requirements on “business associates” of covered entities. Generally, business associates provide covered entities with services which require use of PHI such as billing, collections, and analysis of payments.

      HIPAA imposes numerous requirements on covered entities concerning the collection, disclosure, management, security and storage of PHI. Among other things, HIPAA requires that covered entities limit access to PHI to those persons that need to use such information. Covered entities must also employ administrative, technical and physical safeguards to protect against PHI. Covered entities generally must:

•	designate one or more privacy officials responsible for developing and implementing privacy polices,

•	reduce privacy policies to writing,

•	comply with the written policies, and

•	keep relevant records for at least six years.

      HIPPA requires that patients receive written notification of a covered entity’s privacy policies, that the patient’s consent be obtained for certain non-routine disclosures, and that upon request, a patient be given an accounting of non-routine disclosures.

      HIPAA further requires that business associates have written contracts with covered entities. Among other things, the contracts must generally distinguish authorized from unauthorized disclosures and must require that the business associate facilitate the covered entity’s compliance with HIPAA. Business associates must, under certain circumstances, make their books and records available to the United States Department of Health and Human Services for inspection. Upon termination of a business associate contract, the contract must provide for destruction or return of PHI.

      Under HIPAA, covered entities are not obligated to police the activities of business associates. However, once a covered entity learns of a material breach of HIPAA by a business associate, it is obligated to rectify the breach. Thus, although business associates may not have the direct responsibilities of covered entities, indirectly, many of those responsibilities can be expected to be imposed upon business associates.

      State laws affecting our business are many and varied. Some states, such as Florida and California, have included a right to privacy in their state constitutions. Many states have enacted other laws that may apply to us, including:

•	broad unfair business practice legislation that can be used as a source of redress for a wide variety of business torts and unfair business practices;

•	the Uniform Commercial Credit Code (UCCC), which regulates (i) the finance charges and other charges that lenders can levy in consumer credit transactions as well as the terms of consumer credit agreements and (ii) the interest rates, terms, collateral, and the lender remedies that may be provided in consumer loan agreements and specifies notices that must be given to borrowers. The UCCC also requires registration of lenders who wish to charge interest rates that exceed the maximum allowed interest rates for “unsupervised lenders.” Lenders that register are considered “supervised lenders” under the UCCC. We do not believe we are required to register under the UCCC as a supervised lender. Failure to comply with the UCCC can subject a lender to damages, statutory penalties and criminal penalties where the failures are willful;

•	other debt collection practices laws affording consumers further protection in certain circumstances;

•	laws that regulate the activities of collection agencies through licensing and bonding requirements; and

•	laws requiring certain disclosures to consumers and prohibiting activities viewed as elusive or dishonest.

Intellectual Property

      We intend to rely on a combination of copyright, trademark, trade secret, and possibly patent law, as well as nondisclosure and non-compete agreements to protect our intellectual property. We identify to our employees the nature of our trade secrets and seek to limit access to our trade secrets based on employees’ needs to know them. Before disclosing our trade secrets to third parties, we seek to obtain nondisclosure agreements. We have not obtained any copyright, trademark or patent registrations for any of our intellectual property. However, copyright protection in software and other original works of authorship are generally created at the point where such works of authorship are reduced to a tangible medium, without registration. Common law trademark rights can result from the use of marks in commerce in the United States, again, without registration. Our software may now or in the future contain patentable processes and methods. If in our business judgment, efforts at registration of patents, trademarks or copyrights are warranted, we may seek to obtain such registrations in the future. We license certain software from vendors and utilize such software in the development of our products and services. We also provide licenses to our customers to use the software and content that we develop.

Facilities

      We sublease approximately 11,748 square feet of office space located at 7807 East Peakview Avenue, Suite 300, Greenwood Village, Colorado 80111, from an unaffiliated party. Our sublease expires on March 15, 2006. Our current monthly rent payment is approximately $16,300.

Employees

      We presently have 20 equivalent full-time employees, including two executive officers, two senior managers who are key employees, three software programmers, two network and systems support staff, five sales specialists, and six employees in accounting, customer support and customer service. We consider our employee relations to be good. We expect to add an additional 10 to 15 employees over a several month period upon completion of this offering, primarily in the sales and operations areas.

Dependence on Customer

      During 2003, we entered into an agreement with a hospital to purchase its patient accounts receivable. From our inception through March 31, 2004, most of our receivables and revenues related to this agreement. In March 2004, this agreement was terminated as we changed our revenue model to require that our hospital clients use our software. We currently have two hospital clients, Longmont United Hospital, a 143 bed hospital located in Longmont, Colorado and Metroplex Health System, a 177 bed hospital located in Killeen, Texas. We began providing our products and services to Longmont United Hospital and Metroplex Health System in the second quarter of 2004.

MANAGEMENT

Directors and Officers

      Our directors and executive officers and their ages and positions are described below. Each of our executive officers devotes substantially full-time to our business.

Name	Age	Positions

John C. Herbers	51	President, Chief Executive Officer and Chairman of the Board
Gregory P. Sadler	46	Vice President, Chief Financial Officer and Secretary
Spencer I. Browne	54	Director
Stephen K. Goldstone	57	Director
Robert E. Koe	59	Director
Steven C. Robbins	53	Director

      John C. Herbers, one of our founders, has been our Chief Executive Officer and Chairman of the Board since our inception in May 2002. From July 2001 to February 2002, Mr. Herbers provided independent consulting services primarily to companies in the information delivery services market. From December 2000 through June 2001, Mr. Herbers was President and Chief Executive Officer of Microsource, Inc., a provider of information technology to businesses. From May 2000 through November 2000, he was President and Chief Executive Officer of CTS Technologies, Inc., a specialized provider of website-telephone technology. From May 1998 through April 2000, he was Executive Vice President — National Operations, of Convergent Communications Services, Inc., a telecommunications and data provider of information technology to businesses. From June 2003 through July 2004, Mr. Herbers was a director of CNIC Health Solutions, Inc., a health insurance third party administrator. He is President Elect of the Denver Southeast Rotary Club and President of the Denver Southeast Rotary Foundation.

      Gregory P. Sadler has been our Vice President and Chief Financial Officer since April 2004. From February 2004 through March 2004, he was a financial consultant, serving as acting chief financial officer for mBlox, Inc., a specialized technology provider to cellular telephone companies. From February 2003 through January 2004, he was the Chief Financial Officer and later President and Chief Executive Officer of Ricochet Networks, Inc. a wireless internet services provider. From January 2002 to February 2003, he acted as an independent consultant primarily on international business matters. From November 1998 to December 2001, he was Vice President, Finance and Treasury, of Velocom, Inc., a wireless communications service provider. From October 1996, through November 1998, he was Vice President and Chief Financial Officer of UIH, Latin America, Inc., a cable television owner and operator. He also worked for U.S. West International, Inc. in its international operations from February 1989 to December 1992, and prior thereto served as an audit manager for Arthur Andersen in Denver, Colorado for 10 years. Mr. Sadler received a Bachelor of Science Degree in Accounting from the University of Wyoming in 1979, and is a Certified Public Accountant.

      Spencer I. Browne has been one of our directors since May 2004. Since October 1996, he has been the owner and principal of Strategic Asset Management, LLC, a company providing small and medium sized businesses assistance in accessing the capital markets. Mr. Browne serves on the board of directors of the following public companies: Annaly Mortgage Management, Inc., a real estate investment trust; Delta Financial Corporation, an originator and seller of non-conforming residential loans; Government Properties Trust, Inc., a real estate investment trust; Internet Commerce Corporation, an e-commerce business communications services provider; and Kronos Air Technologies, Inc., an air management and purification company. From February 1984 through March 1996, he was employed by M.D.C. Holdings, Inc., Denver, Colorado, a national home builder and mortgage originator, and certain of its public affiliates, ending his tenure as President, Chief Operations Officer and director. Mr. Browne holds a Bachelor of Science Degree from the Wharton School, University of Pennsylvania (1971) and a Juris Doctorate Degree from Villanova University (1974).

      Stephen K. Goldstone has been one of our directors since May 2004. He has been a principal of the Goldstone group since 1992, an entity that provides strategic and tactical consulting to hospitals, physicians, healthcare systems and other clients. From 1989 to 1992, he was Senior Vice President and Market Group Manager of the Lincoln National Corporation, where he was responsible for Lincoln’s group employee benefits business in the western U.S. From 1983 to 1989, he was Executive Vice President of Partners National Health Plan, a joint venture of Aetna Life and Casualty and Voluntary Hospitals of America. From 1981 to 1983, he was Vice President of Cigna Health Plan, Inc. and related companies. From 1973 to 1981, he was Executive Director of Medcenter Healthcare, Inc., a health maintenance organization. He received a Bachelor of Science Degree in Business Administration from the University of Minnesota in 1970 and a Master’s Degree in Hospital and Care Administration From the University of Minnesota in 1973. He is a Trustee of Memorial Hospital of Colorado Springs, Colorado, where he serves on the Audit and Finance Committees.

      Robert E. Koe has been one of our directors since November 2003. He has been President and Chairman of Koe Capital, a mezzanine lender, since May 2004. From June 2003 through April 2004, he was President and Chief Executive Officer of QuoCap Financial, Inc., a developer of mezzanine lending product. From March 2002 through May 2003, he was President and Chief Executive Officer of ComDisco Global Holding Company, an equipment leasing and servicing entity. From June 1998 to June 1999, Mr. Koe worked with Wand Partners, Inc., a private equity investor. From August 1999 to May 2000, he served as President and Chief Executive Officer of MCM Capital, Inc., a financial services company. From January 2001 through February 2002, Mr. Koe was employed by Ocwen Financial Corporation, where he started an international service operation concentrating on non-performing assets. He served as managing director of Ocwen Financial Corporation from July 1996 to May 1998, where he was responsible for certain commercial lending activities. From 1990 to 1995, Mr. Koe was Chairman, President and Chief Executive Officer of United States Leather, Inc, a supplier of cow hide and furniture upholstery leather. From 1984 to 1990, Mr. Koe was Vice Chairman of Heller Financial, Inc., where he was responsible for its leveraged funding and equity investment groups. From 1967 to 1984, Mr. Koe worked for General Electric Capital Corporation, primarily in accounts receivable financing, ending his tenure as Vice President and General Manager of Commercial Financial Services. Mr. Koe received a Bachelor’s Degree in Economics from Kenyon College in 1967.

      Steven C. Robbins, one of our founders, has been a director since our inception in May 2002. Mr. Robbins is a manager of Optimax, LLC, a private investment company which focuses on real estate acquisitions and residential development. He has over 25 years of diversified business and real estate experience, primarily as a commercial and residential real estate dealer. He began his career in 1970 as a mortgage broker specializing in commercial real estate loans.

Key Employees

      Matthew E. Hartzler, age 30, has been our Vice President of Operations since September 2003. From December 1993 through August 2003, he was employed by Exempla Healthcare in various positions, ending his tenure as Director of Revenue Services. He received a Bachelor’s Degree in Healthcare Administration from Metropolitan State College of Denver in 1997 and he is presently pursuing a Master’s Degree in Business Administration from the University of Colorado. Mr. Hartzler is a member of the Healthcare Financial Managers Association.

      Christopher K. Smith, age 37, has been our Vice President of Information Systems since February 2004. From January 2002 to January 2004, he was a consultant for Graphic Packaging International of Atlanta, Georgia, where he designed and implemented information technology systems. From 1993 to 2001, Mr. Smith was a principal with Aspen Healthcare Metrics of Englewood, Colorado, a company engaged in certain healthcare-related activities, where he was responsible for operations, systems and technology. Mr. Smith received a Bachelor of Arts Degree in Computer Science from Rutgers University in 1989 and a Master’s Degree in Business Administration from the University of Colorado at Denver in 2001.

Board Committees

      On completion of this offering, our board of directors will appoint an audit committee, a nominating committee and a compensation committee. The composition of the audit committee will comply with the requirements of The Nasdaq SmallCap Market and the Sarbanes-Oxley Act of 2002. One member of the audit committee is expected to be a financial expert as such term is generally defined by the SEC. The audit committee will make recommendations to our board of directors regarding the selection of an independent public accounting firm to be engaged to audit our financial statements, discuss with the independent auditors their independence, review and discuss the audited financial statements with the independent auditors and management and recommend to our board of directors whether the audited financials should be included in our annual reports on Form 10-KSB to be filed with the SEC. The audit committee must also approve all non-audit services to be rendered to Integrated by the independent auditors.

      The nominating committee will make recommendations and prepare a slate of nominees for election as directors. The compensation committee will make recommendations to the board of directors regarding the annual salaries and other compensation of our officers, provide assistance and recommendations with respect to our compensation policies and practices and administer our compensation plans.

Disclosure Committee

      Our disclosure committee will document and establish the procedures to be followed by us in obtaining information to disclose in our periodic reports filed with the SEC. This committee will be charged with assisting our chief executive officer and chief financial officer in analyzing information that is subject to disclosure in such reports and assisting these officers in establishing, evaluating and disclosing their conclusions about the effectiveness of our disclosure controls and procedures.

Director Compensation

      Our directors are compensated with 2,500 shares of our common stock per year, receive $250 per board or committee meeting attended and are reimbursed for reasonable expenses in attending meetings. Effective November 2003, it has been our policy to issue approximately $25,000 of common stock to our non-employee directors upon appointment to our board. As a result, Messrs. Koe, Goldstone and Browne received 11,062, 5,000, and 5,000 shares of common stock, respectively, upon their appointment to our board of directors.

Executive Compensation

      The following table sets forth the compensation earned by our chief executive officer during the fiscal year ended December 31, 2003 and the period from inception (May 8, 2002) through December 31, 2002, that was paid to him. No other executive officer received cash compensation greater than $100,000 during 2002 or 2003.

		Annual Compensation
				Securities
		($)	($)	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options/SARs(#)	Compensation($)

John C. Herbers, CEO	2003	150,000	—	—	19,301	(1)
John C. Herbers, CEO	2002	62,500	—	134,211	78,600	(2)

(1)	Consisted of automobile allowance, club dues and insurance benefits.

(2)	Consisted of automobile allowance, club dues and insurance benefits. Also included consulting fees paid prior to the date of employment.

Equity Compensation Plans

      Except as described below, we do not currently maintain any equity compensation plans for the benefit of our employees, officers or directors. We may in the future propose the adoption of one or more of such plans, each of which must be approved by our shareholders as called for by the listing requirements of The Nasdaq SmallCap Market.

2002 Equity Incentive Plan

      In June 2002, our board of directors adopted, and our shareholders approved, our 2002 Equity Incentive Plan. The plan is intended to attract and retain highly qualified employees, directors, and consultants of our company. Employees, directors, and consultants of our company are eligible to participate in the plan.

      The plan provides for the granting of incentive stock options or non-qualified stock options to acquire our common stock, and stock issuance or bonus awards. We have reserved for issuance 450,000 shares of our common stock under the plan, which may be granted in the form of stock options or issuances of shares of restricted stock. Our board of directors has recommended shareholder approval of an increase in the total number of shares to be reserved for issuance under the plan to 850,000.

      If any option expires without being exercised in full, or if the conditions of an stock issuance or bonus award are not fulfilled, the shares underlying the option or award shall be available for granting of further options or awards under the plan.

      Our board of directors currently administers the plan. Upon its formation, the compensation committee will administer the plan. The administrator has the discretion to interpret the provisions of the plan. The administrator will also determine the persons who will receive awards under the plan, and the number of shares, vesting period, and other terms and conditions of the awards. Our board of directors may amend or discontinue the plan at any time, and the plan will expire during June 2012.

      Options granted under the plan may be either incentive stock options, as defined under the Internal Revenue Code, or nonqualified options. The expiration date, maximum number of shares purchasable, vesting provisions, and any other provisions of options granted under the plan will be established at the time of grant. The plan administrator will set the term of each option, but no options may be granted for terms of greater than ten years. Options will vest and become exercisable in whole or in one or more installments at such time as may be determined by the plan administrator. With respect to incentive stock options granted, the exercise price shall not be less than the fair market value of the common stock on the date of grant, and shall not be less than 110% of the fair market value of the common stock on the date of grant in the event an optionee owns 10% or more of our common stock. With respect to nonqualified options, the exercise price may be less than the fair market value of the common stock on the date of grant. If the optionee terminates his or her relationship with our company for any reason, except for death or disability, the optionee (or the optionee’s estate) may exercise any vested options for a three-month period following his or her termination. If the optionee’s relationship with our company terminates due to death or disability, the optionee (or the optionee’s estate) may exercise any vested options for a twelve-month period following his or her disability or death.

      We may issue shares to eligible persons upon the payment of consideration, if any, along with any other terms and conditions as determined by the plan administrator. Such terms may include vesting provisions, performance thresholds or other goal oriented measurements that must be achieved as a condition to the retention of the stock. During the vesting or performance goal periods, and subject to restrictions on transfer of the shares, the award recipient shall have all voting, dividend, liquidation, and other rights with respect to the common stock. The administrator is also authorized to include repurchase provisions in such awards whereby we will repurchase unvested or unearned shares upon termination of the recipient’s relationship with us.

      If any change is made in the common stock subject to the plan, or subject to any award granted under the plan (through stock dividends, stock splits, combination of shares, or otherwise), the plan provides that appropriate adjustments will be made as to the aggregate number and exercise prices with respect to each outstanding award. In the event of a merger, consolidation, or other reorganization of our company, options and awards may be assumed by the surviving or acquiring company. In the event that the surviving or acquiring company does not assume outstanding options or awards, then all vesting or other restrictions relating to options and stock awards, and such options or awards will terminate if not exercised at or prior to such event will lapse. Upon a dissolution or liquidation of our company, any options or stock awards outstanding under the plan will terminated if not exercised prior to such event. In addition, our board of directors at any time has the power to accelerate vesting of any option or stock award.

Equity Compensation Plan Information

As of March 31, 2004

Number of Shares of
	Weighted-Average	Common Stock
Number of Shares of Common Stock to be Issued upon	Exercise Price of	Remaining Available for
Exercise of Outstanding Options	Outstanding Options	Future Issuance

354,211	$.80	95,789

      No options were granted in 2003 to our Chief Executive Officer, John C. Herbers.

      Subsequent to March 31, 2004, we granted options to purchase an aggregate of 230,000 shares of common stock with an exercise price of $2.26 per share to an executive officer, employees and a director.

Employment Agreement

      We entered into an employment agreement with our founder, Chairman, Chief Executive Officer and President, John C. Herbers, effective August 1, 2002. Unless terminated sooner as described below, the term of the agreement runs through July 31, 2005, although if advance written notice is not given at least 30 days before July 31, 2005, then the agreement automatically renews for another one year period.

      Base salary under the agreement is $150,000, subject to annual review and increase by our compensation committee. In addition, the compensation committee is authorized to pay, from time to time, a bonus of up to 100% of Mr. Herbers’ base salary and grant stock options. In connection with the execution of his employment agreement, Mr. Herbers was also granted an incentive stock option to purchase 134,211 shares of our common stock at $0.055 per share which, when issued, was above market value. The option vests in increments. The first one-third increment vested as of the date of employment, the second one-third increment vested on the date on which we obtained our second hospital client, and the remaining one-third increment vests in equal quarterly amounts over the three year period from the date of employment. The option is subject to the terms of our 2002 Equity Incentive Plan, and the option immediately vests upon a change in control of our company.

      Mr. Herbers is entitled to all of our employee benefits, an $825 per quarter reimbursement for disability insurance, a $1,000 per month car allowance and $460 per month for country club dues.

      In addition to the term provisions described above, the agreement contains the following termination provisions:

•	If Mr. Herbers dies or becomes disabled during the term of the agreement, the agreement terminates and we will pay all accrued, base salary, unpaid bonus and unreimbursed business expenses up to the date of death or disability;

•	Mr. Herbers may terminate the agreement at any time upon 30 days’ written notice and we will have no further obligations under the agreement except for any amounts accrued and unpaid up to the date of his resignation for his base salary and unpaid bonus and unreimbursed business expenses;

•	We may terminate the agreement for cause, which includes violation of the terms of the agreement, neglect of duty or misconduct determined to be materially harmful to our business. However, prior to termination for cause, we are required to attempt to resolve our dispute with Mr. Herbers and if the dispute cannot be amicably settled, then we are required to submit the dispute to arbitration. Upon a termination for cause, we will have no further obligations under the agreement except for any amount of his base salary accrued and unpaid up to the date of termination;

•	We may terminate the agreement without cause upon 30 days’ written notice. Upon a termination without cause, we will continue to pay Mr. Herbers his base salary, unpaid bonus, disability insurance, car allowance, country club dues and any unreimbursed business expenses for the lesser of the remaining term of the agreement or one year. In addition, Mr. Herbers’ stock option will fully vest upon termination without cause; and

•	Except in the case where we terminated Mr. Herbers’ employment without cause, Mr. Herbers has agreed, for a period of one year after termination, to not compete against us or interfere with our business or clients within the United States. We have agreed to use our reasonable efforts to have Mr. Herbers elected to our board of directors during the term of the agreement.

Limitations on Directors’ Liability and Indemnification

      Our amended and restated articles of incorporation provide that our directors shall not have personal liability for monetary damages to us or our shareholders for breach of a fiduciary duty as a director, except for:

•	breach of the duty of loyalty;

•	acts or omissions not in good faith or which involve intentional conduct or knowing violation of the law;

•	voting or assenting to distributions in violation of Colorado law (although liability is limited to the portion of the distribution in excess of the law); and

•	any transaction where the director directly or indirectly receives an improper personal benefit.

      Our amended and restated articles of incorporation also require us to indemnify and advance expenses to our officers, directors, employees and agents, to the fullest extent authorized by Colorado law, if such person is, or is threatened, to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding instituted or threatened by reason of such person’s relationship with us.

      Colorado law authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys’ fees) judgments, fines, and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish such liability, in the case of third party claims, if

•	the officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation;

•	in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and

•	if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines.

      Colorado law also authorizes indemnification with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

      The limited liability and indemnification provisions in our amended and restated articles of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative litigation, if successful, might otherwise benefit us and our shareholders. A shareholder’s investment in our common stock may be negatively affected to the extent that we pay the costs of settlement or damage awards against our directors or officers under these indemnification provisions.

Directors’ and Officers’ Insurance

      We expect to obtain a directors’ and officers’ liability insurance policy that provides our officers and directors with liability coverage in amounts we consider appropriate.

RELATED PARTY TRANSACTIONS

      The related party transactions discussed below were entered into at a time when we either did not have any disinterested independent directors on our board or we lacked sufficient disinterested independent directors to ratify such transactions at the time we entered into them.

Consulting Agreement with Mr. Browne

      Effective March 17, 2004, we entered into a consulting agreement with Spencer I. Browne and his company, Strategic Asset Management LLC (“SAM”). In June 2004, Mr. Browne became a member of our board of directors. Pursuant to the agreement, SAM is to advise us on various business and financial matters. Under the agreement, we have or will compensate SAM as follows:

•	following the effective date of the agreement, we paid a $3,000 retainer, issued 6,062 shares of common stock and issued a warrant to purchase 100,000 shares of common stock at an exercise price of $2.26 per share;

•	$12,500 was due on July 31, 2004, and will be paid in August 2004; and;

•	$10,000 per month will be paid for the eight month period commencing November 2004.

      We have also agreed to reimburse SAM for its reasonable out-of-pocket expenses and indemnify it against losses and damages arising from its services under the agreement unless it is adjudicated that such losses or damages were due to SAM’s gross negligence or willful misconduct. The agreement may be terminated at any time after November 2004, upon receipt of written notice to that effect by either party, provided that SAM will be entitled to payment in full of the fees owed under the agreement.

Consulting Agreement with Optimax LLC

      We entered into a consulting agreement effective August 1, 2002, with Optimax LLC, a company managed by our founder and director, Steven C. Robbins. Under the agreement, we engaged Optimax to provide business development, financial and management consulting services. All of these services have been performed by Mr. Robbins. Unless terminated sooner as described below, the term of the agreement runs through July 31, 2005, although if advance written notice is not given at least 30 days before July 31, 2005, then the agreement automatically renews for another one year period.

      We have agreed to pay Optimax an annual fee of $138,000 for its services, payable monthly. Our board of directors is authorized to review the fee annually and increase the fee if deemed appropriate. In addition, our board of directors is authorized to pay, from time to time, a bonus of up to 100% of Optimax’s annual fee and grant Optimax stock options. In connection with the execution of the consulting contract, Optimax was also granted a stock option to purchase 50,000 shares of our common stock at $0.05 per share. The option vests in equal quarterly increments over 12 quarters, with the first increment vesting as of the date of the consulting agreement. The option is subject to the terms of our 2002 Stock Incentive Plan, and the option immediately vests upon a change in control of our company.

      Mr. Robbins, as the manager of Optimax, is entitled to receive all benefits and participate in our health plan and other benefit plans on the same basis as we make available to any of our senior management. We have also agreed to reimburse Optimax for its reasonable out-of-pocket expenses incurred in the performance of its consulting duties.

      In addition to the term provisions described above, the agreement contains the following termination provisions:

•	Optimax may terminate the agreement at any time upon 30 days’ written notice and we will have no further obligations under the agreement except for any amounts accrued and unpaid up to the date of its resignation for its base consulting fee, unpaid bonus and unreimbursed business expenses;

•	We may terminate the agreement for cause, which includes violation of the terms of the agreement, neglect of duty, gross negligence or misconduct determined to be materially harmful to our business.

However, prior to termination for cause, we are required to attempt to resolve our dispute with Optimax, and if the dispute cannot be amicably settled, then we are required to submit the dispute to arbitration. Upon a termination for cause, we will have no further obligations under the agreement except for any amount of the base consulting fee accrued and unpaid up to the date of termination;

•	We may terminate the agreement without cause upon 30 days’ written notice. Upon a termination without cause, we will continue to pay Optimax its base consulting fee, unpaid bonus, benefits, health insurance and any unreimbursed business expenses for the lesser of (i) the remaining term of the agreement or (ii) one year. In addition, Optimax’s stock option will fully vest upon termination without cause.

Except in the case where we terminated the consulting agreement without cause, Optimax has agreed, for a period of one year after termination, to not compete against us or interfere with our business or clients within the United States.

Guarantors of Company Debt

      Our founders, John C. Herbers and Steven C. Robbins, have jointly and severally guaranteed our $10 million revolving accounts receivable loan and $1 million line of credit with our bank.

      In addition, Messrs. Herbers and Robbins each jointly and severally guaranteed two promissory notes which we issued to two separate investors in July 2003. Each promissory note is in the principal amount of $50,000 and accrues interest at the rate of 12% per annum. We repaid one of the notes in February 2004, and the second note was converted into our Series B Convertible Preferred Stock in May 2004 at a conversion price of $2.26 per share.

Reimbursement of Expenses

      John C. Herbers, Steven C. Robbins and Optimax LLC, advanced organizational and start-up expenses to us aggregating approximately $576,000. In August 2003 we issued shares of our Series C Convertible Preferred Stock to these persons in repayment of their advances as follows:

		Number of Shares of
		Series C Convertible
		Preferred Stock
Name	Expenses Advanced	Issued

Optimax LLC	$354,075	313,341
Steven C. Robbins	157,310	139,212
John C. Herbers	64,924	57,455

	$576,309	510,008

      Also, in August 2003, we issued these persons shares of common stock valued at $0.28 per share in payment of interest on sums advanced to us as follows:

		Number of Shares of
Name	Interest Amount	Common Stock Issued

Optimax LLC	$48,024	170,849
Steven C. Robbins	21,375	76,043
John C. Herbers	7,183	25,552

	$76,582	272,244

Sales of Common Stock

      We were founded by John C. Herbers and Steven C. Robbins in May 2002. Following our formation, we issued 1,020,000 shares of our common stock to Mr. Herbers and 1,147,500 shares of our common stock to Optimax LLC, a company managed by Mr. Robbins. The purchase price for these shares was nominal.

Employment Agreement

      We have entered into an employment agreement with Mr. Herbers. See “Management — Employment Agreement” for additional information about this agreement.

Future Transactions

      All future material transactions, including loans to us from any officer, director or 5% or greater shareholder, will be made on terms that are no less favorable to us than those that could be obtained from unaffiliated third parties, and will be approved by our audit committee or a majority of the independent, disinterested members of our board who have access, at our expense, to our counsel or independent legal counsel. We are prohibited from making loans to our officers or directors in the future.

      All future material affiliated transactions and loans must be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our or other independent legal counsel. We will maintain a majority of independent directors on our board of directors, and in the event there are only two such independent directors, both independent directors must be disinterested in and approve loans, loan guarantees, and other material affiliated transactions involving our officers, directors, or other affiliated persons.

PRINCIPAL SHAREHOLDERS

      The following table sets forth information regarding beneficial ownership of our common stock as of the date of this prospectus, and after the offering by:

•	each of our executive officers;

•	each of our directors and director nominees;

•	each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock; and

•	all current directors and executive officers as a group.

      Each beneficial owner has the sole power to vote and to dispose of all shares held by that holder. Percentage ownership is based on 2,933,107 shares of common stock outstanding as of the date of this prospectus, and 4,533,107 shares of common stock outstanding after completion of this offering.

				Beneficial
	Beneficial Ownership of			Ownership of
	Common Stock Before			Common Stock
	Offering			After Offering

Name and Address	Shares		Percent	Percent

John C. Herbers	1,315,530	(1)	42.3%	27.9%
7807 East Peakview Avenue, Suite 300 Greenwood Village, Colorado 80111
Gregory P. Sadler	66,666	(2)	2.2	1.4
7807 East Peakview Avenue, Suite 300 Greenwood Village, Colorado 80111
Spencer I. Browne	148,562	(3)	4.9	3.2
575 North Shore Drive Miami Beach, Florida 33141
Stephen K. Goldstone	5,000		*	*
1700 Pine Grove Avenue Colorado Springs, Colorado 80906
Robert E. Koe	61,062	(4)	2.0	1.3
540 North State Street Chicago, Illinois 60610
Steven C. Robbins	2,008,255	(5)	58.7	40.0
7807 East Peakview Avenue, Suite 300 Greenwood Village, Colorado 80111
JCR Trust(6)	793,721		27.1	17.5
210 Monroe Street Denver, Colorado 80206
SER Trust(7)	793,721		27.1	17.5
210 Monroe Street Denver, Colorado 80206
All directors and executive officers as a group (six persons)	3,605,075	(8)	94.1%	66.4%

*	Indicated less than 1%

(1)	Includes 57,455 shares of our common stock issuable upon conversion of our Series C Convertible Preferred Stock, 119,298 shares of common stock issuable upon exercise of stock options at $0.055 per share and 80,225 shares of our common stock which John C. Herbers has the right to vote pursuant to a Voting Agreement and Irrevocable Proxy.

(2)	Represents shares issuable upon exercise of a stock option at $2.26 per share.

(3)	Includes 20,000 shares of our common stock issuable upon conversion of convertible notes and 100,000 shares of our common stock issuable upon exercise of warrants at $2.26 per share.

(4)	Includes 50,000 shares of our common stock issuable upon exercise of stock options at $2.26 per share.

(5)	Includes 1,274,101 shares of our common stock held by Optimax LLC, a limited liability company managed by Steven C. Robbins, 452,553 shares of our common stock issuable upon conversion of our Series C Convertible Preferred Stock held by Steven C. Robbins and Optimax LLC, 33,333 shares of our common stock issuable upon exercise of stock options and 29,225 shares of our common stock which Steven C. Robbins has the right to vote pursuant to a Voting Agreement and Irrevocable Proxy.

(6)	The trust owns 50% of Optimax LLC, a company which is managed by Steven C. Robbins, our founder and director. The beneficiary of the trust is an adult son of Steven C. Robbins. Walter A. Robbins, an individual who is unaffiliated with us, is the trustee of the trust.

(7)	The trust owns 50% of Optimax LLC, a company which is managed by Steven C. Robbins, our founder and director. The beneficiary of the trust is an adult daughter of Steven C. Robbins. Walter A. Robbins, an individual who is unaffiliated with us, is the trustee of the trust.

(8)	Includes 899,305 shares of our common stock issuable upon conversion of various options and other convertible securities noted above.

DESCRIPTION OF SECURITIES

General

      We are authorized to issue 10,000,000 shares of common stock and 5,000,000 shares of preferred stock. The following is a summary of the rights of our common stock and preferred stock. This summary is not complete. For more detailed information, see our certificate of incorporation, as amended and restated, and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Colorado law.

Common Stock

      As of the date of this prospectus, there were 4,533,107 shares of our common stock outstanding which were held of record by 37 shareholders. Except as otherwise provided by our articles of incorporation or Colorado law, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences of the Series A, Series B and Series C Convertible Preferred Stock which has been issued and preferences that may be applicable to any other series of preferred stock issued in the future and except as otherwise provided by our articles of incorporation or Colorado law, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. A merger, conversion, exchange or consolidation of us with or into any other person or sale or transfer of all or any part of our assets (which does not in fact result in our liquidation and distribution of assets) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our affairs. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Voting Agreement and Irrevocable Proxy

      Ten of our existing shareholders have executed a voting agreement and irrevocable proxy in connection with shares of our common stock which they beneficially own. Collectively, the agreements cover 109,450 of our outstanding common shares.

      Under the agreements, John C. Herbers, our founder, Chief Executive Officer and Chairman, is irrevocably appointed as the proxy for 80,225 shares while Steven C. Robbins, our founder and Director, is irrevocably appointed as the proxy for 29,225 shares. As proxy holders of the covered shares, Mr. Herbers or Mr. Robbins, as the case may be, have the right to vote all covered shares as they deem fit at any of our shareholder meetings or for any shareholder action taken without a meeting.

      The agreements expressly bound the shareholders to certain rights of first refusal and buy/sell provisions which were contained in our bylaws. However, we have subsequently determined to eliminate the rights of first refusal and buy/sell provisions of our bylaws upon the completion of this offering.

      The agreements terminate in their entirety upon any of the following events:

•	closing of an underwritten public offering of our common stock which results in the outstanding shares of our preferred stock being converted into common stock;

•	sale, lease or other disposition of all or substantially all of our assets, or upon a merger, consolidation or similar reorganization where holders of our voting stock immediately prior to the transaction own, immediately after the transaction, securities that (i) are traded on a national securities exchange or Nasdaq, (ii) are freely tradeable and not subject to transfer restrictions, and (iii) represent less than 50% of the voting power of the company or entity surviving the transaction; or

•	written agreements of the parties.

Preferred Stock

      The board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. To date, we have issued our preferred stock in three series: Series A, Series B and Series C. It is not possible to state the actual effect of the future issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights, preferences and privileges of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by the shareholders.

      The issuance of any preferred stock could also have the effect of decreasing the market price of our common stock. Prior to this offering, our board of directors has authorized the following three series of preferred stock:

Series A Convertible Preferred Stock

      Our board of directors has authorized 1,000,000 shares of Series A Convertible Preferred Stock, no par value, of which 97,761 shares are outstanding. The Series A Convertible Preferred Stock were sold with an initial liquidation value of $5.00 per share. Material terms, preferences and rights of the Series A Convertible Preferred Stock are as follows:

•	Dividend Rate — Holders of the Series A Convertible Preferred Stock accrue annual cumulative dividends at 25% of the liquidation value of $5.00 per share. Any dividend not paid when due will cumulate and be payable at such time as the conditions of payment are met; however, the dividends do not compound, which means that unpaid dividends are not added to the stated value for purposes of calculating future dividends. The dividend is also not payable for any shares of Series A Convertible Preferred Stock converted into common stock. No dividend may be paid on any capital stock junior to the Series A Convertible Preferred Stock, which includes the common stock sold in this offering and our Series B and C Convertible Preferred Stock.

•	Voting — Holders of Series A Convertible Preferred Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except as otherwise required by law, the Series A Convertible Preferred Stock votes together with our common stock and Class B and C Convertible Preferred Stock as a single class.

•	Conversion — Each share of Series A Convertible Preferred Stock is convertible into one share of our common stock at any time in the discretion of the holder, subject to customary adjustments if we subdivide, reclassify, split or reorganize our outstanding shares of common stock. All of the outstanding shares of Series A Convertible Preferred Stock will automatically convert in shares of our common stock upon completion of an initial public offering of our common stock; provided, however, that (i) the gross proceeds sold to the public exceeds $10 million, and (ii) the price paid per share by the public is at least two times the liquidation value of the Series A Convertible Preferred Stock. Because the liquidation value as of the date of this prospectus was $5.00 plus accrued dividends per share, and because gross proceeds of this offering are less than $10 million, the outstanding shares of Series A Convertible Preferred Stock will not be converted automatically upon the closing of our initial public offering described in this prospectus.

•	Liquidation Value — In the event of our liquidation the holders of the Series A Convertible Preferred Stock would be entitled, before any distribution is made on our common stock, to an amount of cash equal to the greater of (i) the stated value plus any unpaid dividends, or (ii) the amount a holder would receive if he or she had converted their Series A Convertible Preferred Stock into our common stock.

•	Redemption — The Series A Convertible Preferred Stock has the following redemption rights:

      By Integrated. At any time after September 1, 2004, we may redeem any or all of the outstanding Series A Convertible Preferred Stock at our discretion. The redemption price is the liquidation value (including any unpaid dividends.)

      By the Holders. At any time after September 1, 2004, holders of the Series A Convertible Preferred Stock may require us to redeem, in whole or in part and in their discretion, outstanding shares of Series A Convertible Preferred Stock. We will be required to redeem holders who have elected redemption at redemption price equal to the greater of (i) the liquidation value, or (ii) the fair market value of the shares of our common stock that would have been received if the holder had converted their Series A Convertible Preferred Stock being redeemed, plus any unpaid dividends. We may pay the redemption price immediately or pay it in up to three equal annual installments with interest at the prime rate plus 1%.

      • Warrants — For each share of Series A Convertible Preferred Stock issued, the holder also received a ten-year warrant to purchase two shares of our common stock at a price of $.01 per share. See “Description of Securities — Warrants” for further information.

Series B Convertible Preferred Stock

      Our board of directors has authorized 1,000,000 shares of Series B Convertible Preferred Stock, no par value, of which 402,657 shares are outstanding. Shares of Series B Convertible Preferred Stock have an initial liquidation value of $2.26 per share. Material terms, preferences and rights of the Series B Convertible Preferred Stock are as follows:

•	Dividend Rate — Holders of the Series B Convertible Preferred Stock are entitled to receive cumulative dividends at 10% of the liquidation value of $2.26 per share, but only when and as declared by our board of directors. Dividends do not compound, which means that unpaid dividends are not added to the value of the shares for purposes of calculating future dividends. Upon conversion to common stock, holders will receive cumulative dividends to the date of the conversion. Payment of dividends on the Series B Convertible Preferred Stock are senior in payment to cash distributions on our common stock and Series C Convertible Preferred Stock, but are junior in payment to our Series A Convertible Preferred Stock.

•	Voting — Holders of Series B Convertible Preferred Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except as otherwise required by law, the Series B Convertible Preferred Stock votes together with our common stock and Series A and C Convertible Preferred Stock as a single class.

•	Conversion — Each share of Series B Convertible Preferred Stock is convertible into one share of our common stock at any time in the discretion of the holder, subject to customary adjustments if we subdivide, reclassify, split or reorganize our outstanding shares of common stock. All of the outstanding shares of Series B Convertible Preferred Stock will automatically convert in shares of our common stock upon completion of an initial public offering of our common stock; provided, however, that (i) the gross proceeds sold to the public exceeds $10 million, and (ii) the price paid per share by the public is at least two times the liquidation value of the Series B Convertible Preferred Stock. Because gross proceeds of this offering are less than $10 million, the outstanding shares of Series B Convertible Preferred Stock will not be subject to automatic conversion upon the closing of our initial public offering described in this prospectus.

•	Liquidation Value — In the event of our liquidation, the holders of the Series B Convertible Preferred Stock would be entitled, before any distribution is made on our common stock and Series C Convertible Preferred Stock, but after the liquidation preference is paid to holders of our Series A Convertible Preferred Stock, to an amount of cash equal to the greater of (i) the liquidation value, or (ii) the amount a holder would receive if he or she had converted their Series B Convertible Preferred Stock into our common stock. The liquidation value of the Series B Convertible Preferred Stock is equal to $2.26 per share plus any accrued and unpaid dividends.

•	Redemption — At any time after September 1, 2004, we may redeem any or all of the outstanding Series B Convertible Preferred Stock at our discretion. The redemption price is the liquidation value (including any unpaid dividends). Upon a redemption by us, we are obligated to issue each holder a 7-year warrant, exercisable at a price of $2.26 per share, to purchase that number of shares of our common stock which is equal to the number of shares into which they had the right to convert their Series B Convertible Preferred Stock at the time of redemption.

Series C Convertible Preferred Stock

      Our board of directors has authorized 1,000,000 shares of Series C Convertible Preferred Stock, no par value, of which 510,008 shares are outstanding. Shares of Series C Convertible Preferred Stock have an initial liquidation value of $1.13 per share. Material terms, preferences and rights of the Series C Convertible Preferred Stock are as follows:

•	Dividend Rate — Holders of the Series C Convertible Preferred Stock are entitled to receive cumulative dividends at 10% of the liquidation value of $1.13 per share, but only when and as declared by our board of directors. Dividends do not compound, which means that unpaid dividends are not added to the value of the shares for purposes of calculating future dividends. Upon conversion to common stock, holders will receive cumulative dividends to the date of the conversion. Payment of dividends on the Series C Convertible Preferred Stock are senior in payment to cash distributions on our common stock, but are junior in payment to our Series A and B Convertible Preferred Stock.

•	Voting — Holders of Series C Convertible Preferred Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except as otherwise required by law, the Series C Convertible Preferred Stock votes together with our common stock and Series A and B Convertible Preferred Stock as a single class.

•	Conversion — Each share of Series C Convertible Preferred Stock is convertible into one share of our common stock at any time in the discretion of the holder, subject to customary adjustments if we subdivide, reclassify, split or reorganize our outstanding shares of common stock. All of the outstanding shares of Series C Convertible Preferred Stock will automatically convert in shares of our common stock upon completion of an initial public offering of our common stock; provided, however, that (i) the gross proceeds sold to the public exceeds $10 million, and (ii) the price paid per share by the public is at least two times the liquidation value of the Series C Convertible Preferred Stock. Because gross proceeds of this offering are less than $10 million, the outstanding shares of Series C Convertible Preferred Stock will not be subject to automatic conversion upon the closing of our initial public offering described in this prospectus.

•	Liquidation Value — In the event of our liquidation, the holders of the Series C Convertible Preferred Stock would be entitled, before any distribution is made on our common stock, but after the liquidation preference is paid to holders of our Series A and B Convertible Preferred Stock, to an amount of cash equal to the greater of (i) the liquidation value or (ii) the amount a holder would receive if he or she had converted their Series C Convertible Preferred Stock into our common stock. The liquidation value of the Series C Convertible Preferred Stock is equal to $1.13 per share plus any unpaid dividends.

•	Redemption — At any time after September 1, 2004, we may redeem any or all of the outstanding Series C Convertible Preferred Stock at our discretion. The redemption price is the liquidation value plus any accrued and unpaid dividends.

Secured Convertible Notes

      In July 2004, we privately placed a bridge loan of $1,625,885 principal amount of Secured Convertible Notes. For each $1.00 of principal amount Notes purchased, the purchaser also received .5 shares of our common stock. Material terms of the Notes are as follows:

•	Repayment Date — The earlier of (i) one year from the date of issue; or (ii) the date on which we close on the sale of equity securities which results in gross proceeds aggregating at least three million dollars $3,000,000 (a “Qualified Equity Financing”). Completion of our initial public offering described in this prospectus would be considered Qualified Equity Financing and thereby trigger repayment of the Notes.

•	Interest Rate — 10% per annum payable on the repayment date.

•	Optional Conversion — The principal amount of the Notes is convertible into shares of our common stock at any time prior to the repayment date at the request of the holder. Notes will be convertible in multiples of $1,000 principal amount only.

•	Conversion Price — A holder will receive that number of shares of common stock equal to the principal amount of the holder’s Note divided by 75% of the average purchase price per share of common stock paid by the purchasers of our equity securities in a Qualified Equity Financing. If we successfully complete our initial public offering described in this prospectus at $5.00 per share, then holders of the Notes will be entitled to convert the principal amount of their Notes into our common stock at $3.75 per share in lieu of repayment. Interest on the Notes will be paid in cash. The initial conversion price is subject to equitable adjustment in the event of a recapitalization, combination or division of our common stock prior to repayment.

•	Lock-up — Common stock received upon purchase of the Notes and upon conversion of a Note will be subject to lock-up requirements in the event we complete our initial public offering described in this prospectus.

•	Security — The Notes are secured by our assets and are senior in payment to all of our common and preferred stock. The Notes are subordinate to all senior indebtedness, which currently consists of our revolving accounts receivable loan and line of credit with our bank.

•	Prepayment — The Notes may be prepaid, without penalty, by us upon 15 days notice; however, the principal amount of the Notes will be convertible until the repayment date if the holder returns to us the principal amount prepaid.

•	Default — The Notes will be in default if we fail to make timely payments, breach any of our representations or warranties contained in the loan agreement with the note holders or voluntarily file bankruptcy, become insolvent or make assignments for the benefit of creditors.

Warrants

      In connection with the issuance of our Series A Convertible Preferred Stock, we also issued to the purchasers warrants to purchase a total of 170,000 shares of our common stock at $0.01 per share. Each warrant has a 10 year term which expires at various times throughout late 2012 and early 2013. Payment of the exercise price may be made by cash, cancellation of indebtedness or by cashless exercise. Each warrant provides that the holder will agree to not sell any common stock underlying the warrant for a period specified by our underwriter, not to exceed 180 days, following an initial public offering by us of our common stock. In addition, our board of directors declared a dividend in August 2003 of additional warrants with the same terms to purchase a total of 25,522 shares of our common stock at $0.01 per share

      On February 27, 2004, we issued a five-year warrant to an unaffiliated investor to purchase 18,000 shares of our common stock at $0.10 per share. The warrant was issued in connection with our borrowing $100,000 from the investor. The exercise price may be paid in cash, by cancellation of indebtedness or by cashless exercise. The warrant provides that the holder will agree to not sell any common stock underlying the warrant for a period specified by our underwriter, not to exceed 180 days, following an initial public offering by us of our common stock.

Transfer Agent, Registrar and Escrow Agent

      The transfer agent and registrar for the common stock is Corporate Stock Transfer, Inc. The transfer agent and registrar also serves as escrow agent for 250,000 shares of common stock owned by our founders that will not be released from escrow until the earlier of achieving designated performance objectives, we are acquired by or merge with another entity, we sell our assets, or three years from the date of this prospectus. For more information, see “Shares Eligible For Future Sale — Founders Stock Escrow Agreements.”

Listing

      We have filed an application to have our common stock quoted on The Nasdaq SmallCap Market under the symbol “IFSI”.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of Restricted Securities

      Before this offering, our common stock has not been publicly traded. Future sales of substantial amounts of common stock in the public market or the prospect of such sales could adversely affect prevailing market prices. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our ability to raise capital in the future through the sale of our equity securities.

      Upon the completion of this offering, we will have 4,533,107 shares of our common stock outstanding, assuming no exercise of the managing underwriter’s over-allotment option. The 1,600,000 shares sold in this offering will be freely tradable, except that any shares purchased by our affiliates may only be sold in compliance with the applicable limitations of Rule 144. The remaining 2,917,345 shares of our common stock are “restricted securities” as defined under Rule 144 and are owned of record and beneficially by 17 shareholders. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) under the Securities Act. These rules are summarized below. Subject to the provisions of Rules 144 or 144(k), 2,933,107 shares of our common stock will be available for sale in the public market upon the expiration of the 12-month lock-up period and the founders stock escrow described below.

Rule 144

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock as reported on all national exchanges during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

      Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The Securities Act defines affiliates to be persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, Integrated. These persons include our executive officers and directors.

Lock-up Agreements

      All of our officers, directors and other shareholders have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of their shares of our common stock or any equity securities convertible into or exercisable or exchangeable for shares of our common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any economic consequences of ownership of our common stock during the period ending 12 months after the date of this prospectus without the prior written consent of J.P. Turner & Company, L.L.C., on behalf of the underwriters. J.P. Turner & Company, L.L.C. has advised us that it has no present intention to release any shares subject to lockup agreements. In considering whether to release any shares subject to a lockup agreement, J.P. Turner & Company, L.L.C. would consider, among other factors, the particular circumstances surrounding the request, including, but not limited to, the number of shares to be released, the effect of the released shares on the market for our common stock and the hardship of the person requesting the waiver.

Founders Stock Escrow Agreements

      On completion of this offering, our founders, Messrs. Herbers and Robbins, will place 250,000 shares of common stock owned by them in an escrow account under an agreement with the managing underwriter and Corporate Stock Transfer, Inc., the escrow agent. The common stock will be released from escrow on the earlier to occur of:

•	our achieving fiscal 2005 revenues of $15,000,000 and net income of $3,000,000, as reported in our audited financial statements for such year;

•	our achieving fiscal 2006 revenues of $40,000,000 and net income of $12,000,000, as reported in our audited financial statements for such year;

•	a merger or sale of all or substantially all of our assets if such transaction is approved by the holders of a majority of our outstanding shares not including the shares held by parties to the custody agreement; or

•	three years after the date of this prospectus.

      The escrowed shares of common stock are not transferable or assignable, but may be voted by the holders during the escrow period. The net income levels were determined by negotiations between us and the managing underwriter, and should not be construed as implying we will achieve these objectives or as predicting our future net income.

UNDERWRITING

      Under the terms and subject to the conditions in the underwriting agreement, the underwriters named below, through their managing underwriter J.P. Turner & Company, L.L.C., have agreed to purchase from us the following respective number of shares of common stock:

Underwriter	Number of Shares

J.P. Turner & Company, L.L.C.
Total

      The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

      We have been advised by the managing underwriter that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $.25 per share under the public offering price. After the initial public offering, the managing underwriter may change the offering price and selling terms to broker/ dealers.

      We have granted to the managing underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 240,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The managing underwriter may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the managing underwriter exercises this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, under this option, to sell these additional shares of common stock to the managing underwriter to the extent the option is exercised. If any additional shares of common stock are purchased, the managing underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

      The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are 10% of the initial public offering price. We have also agreed to pay the managing underwriter a non-accountable expense allowance equal to 3% of the gross proceeds of the offering excluding the over-allotment option, of which we have already paid $50,000. The following summarizes the discounts and commissions we will pay to the underwriters, the non-accountable expense allowance we will pay to the managing underwriter, and the other estimated cash expenses we will pay in this offering. The amounts shown assume either no exercise or full exercise of the managing underwriter’s over-allotment option.

		Total Fees

		Without Exercise	With Full Exercise
	Fee Per	of Over-allotment	of Over-allotment
	Share	Option	Option

Discounts and commissions paid by us	$.50	$800,000	$920,000
Non-accountable expense allowance paid by us	$.15	$240,000	$240,000
Other expenses paid by us	$.16	$260,000	$260,000

      We estimate the total expenses of this offering will be approximately $1.3 million without giving effect to exercise of the over-allotment option.

      We have also agreed to issue to the managing underwriter warrants, or the managing underwriter’s warrants, that entitle the holder to purchase up to 160,000 shares of common stock at an exercise price of

$6.00 per share for a period of five years from the date of this offering. The managing underwriter’s warrants may not be exercised for at least one year and the managing underwriter’s warrants and underlying shares of common stock will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this prospectus, except to the managing underwriter, other underwriters, selling group members and their officers or partners. During the exercise period, holders of the managing underwriter’s warrants are entitled to certain demand registration rights with respect to the shares of common stock issuable upon exercise of the warrants. In addition, for a period of seven years from the effectiveness of this offering, the holders of the managing underwriter’s warrants have the right to have the shares underlying the warrants included in any public offering made by us. The common stock issuable on exercise of the managing underwriter’s warrants is subject to adjustment in certain events to prevent dilution. The managing underwriter’s warrants are not redeemable by us. Such securities are being registered on the registration statement of which this prospectus is a part.

      We have agreed to give notice to the managing underwriter of meetings of the board of directors and to grant access to such meetings by a person designated as an observer by the managing underwriter. J.P. Turner has not yet identified a designee to serve in such capacity if it elects to exercise this right in the future. The observer will receive fees of $250 per meeting and will be reimbursed for its reasonable expenses.

      We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities. See “Founders Stock Escrow Agreement” for a description of certain restrictions on transfer by certain of our shareholders, including officers and directors.

      In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

      Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

      Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

      The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the managing underwriter has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.

      At our request, the underwriters have reserved for sale at the initial public offering price up to                      shares of our common stock being sold in this offering for our vendors, employees, family members of employees, customers and other third parties. The number of shares of our common stock available for the sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

      A prospectus in electronic format may be made available on Internet web sites maintained by one or more of the underwriters of this offering. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

      We have applied for listing on The Nasdaq SmallCap Market under the symbol “IFSI.”

Pricing of this Offering

      Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock has been determined by negotiation between us and the managing underwriter. The principal factors considered in determining the public offering price include:

•	the information set forth in this prospectus and otherwise available to the managing underwriter;

•	market conditions for public offerings generally and in our industry;

•	the history and prospects for future earnings for us and our industry;

•	our past and present operations, earnings and financial condition;

•	the abilities of our management;

•	the recent market prices of, and the demand for, publicly traded stock of comparable companies; and

•	the general condition of the securities markets at the time of this offering.

      After this offering, a trading market in our common stock is anticipated to develop. However, if a trading market develops, it may not continue. Moreover, if a trading market develops, the market may be inactive and the trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside of our control. Among these factors is the relatively small amount of our shares that will be publicly traded after this offering, which may increase our stock’s volatility. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies. These broad market fluctuations could negatively affect the market price of our common stock. A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation. The price of our common stock that will prevail in the market after this offering may be higher or lower than the offering price.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission under the Securities Act a registration statement covering the shares of common stock we are offering. This prospectus, which is a part of the registration statement on Form SB-2 we have filed with the SEC, does not contain all of the information in the registration statement or its exhibits. For further information about Integrated and its common stock, we refer you to the registration statement and exhibits filed as part of the registration statement. Statements in this prospectus about the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified by the filed exhibit.

      Documents we file with the SEC may be read and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Integrated’s filings with the SEC are also available to the public from the SEC’s web site at http://www.sec.gov.

      We intend to provide our shareholders with annual reports containing, among other information, audited financial statements certified by our independent auditors and to file with the SEC quarterly reports containing unaudited financial data from the first three quarters of each fiscal year.

LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon for us by Jones & Keller, P.C., Denver, Colorado. Certain legal matters will be passed upon for the managing underwriter by Moye Giles LLP, Denver, Colorado.

EXPERTS

      Our balance sheets at December 31, 2003 and 2002, and the statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2003 and inception through December 31, 2002, included in this prospectus have been included herein in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

      Our financial statements as of March 31, 2004 and for the three months ended March 31, 2004 and 2003, have not been audited or reviewed by the independent certified public accountants and they do not express an opinion or any other form of assurance on them.

INTEGRATED FINANCIAL SYSTEMS, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Independent Auditors’ Report	F-2
Financial Statements
Balance Sheets as of March 31, 2004 (unaudited), December 31, 2003 and 2002	F-3
Statements of Operations for the three months ended March 31, 2004 (unaudited) and 2003 (unaudited), for the year ended December 31, 2003, and for the period from inception through December 31, 2002	F-4

Statement of Changes in Shareholders’ Deficit for the three months ended March 31, 2004 (unaudited) and for the year ended December 31, 2003, and for the period from inception through December 31, 2002
F-5
Statements of Cash Flows for the three months ended March 31, 2004 (unaudited) and 2003 (unaudited), for the year ended December 31, 2003, and for the period from inception through December 31, 2002	F-6
Notes to Financial Statements	F-7

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Shareholders

Integrated Financial Systems, Inc.
Greenwood Village, Colorado

      We have audited the accompanying balance sheets of Integrated Financial Systems, Inc. as of December 31, 2003 and 2002, and the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2003 and from inception through December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Integrated Financial Systems, Inc. as of December 31, 2003 and 2002 and cash flows for the year ended December 31, 2003 and from inception through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Ehrhardt Keefe Steiner & Hottman PC

July 20, 2004

Denver, Colorado

INTEGRATED FINANCIAL SYSTEMS, INC.

BALANCE SHEETS

		December 31,
	March 31,
	2004	2003	2002

	(Unaudited)
ASSETS
Current assets
Cash	$304,056	$438,232	$—
Accounts receivable	25,758	860,015	—
Subscription receivable	—	25,000	—
Other current assets	—	26,738	—

Total current assets	329,814	1,349,985	—
Capitalized software development costs, net	148,479	119,408	55,167
Property and equipment, net	49,357	48,753	23,891
Deposits	34,150	34,150	58,247

Total assets	$561,800	$1,552,296	$137,305

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Checks written in excess of bank balance	$—	$—	$27,638
Line of credit	208,691	697,975	—
Accounts payable, trade	224,475	485,302	20,664
Deferred revenue	2,499	68,801	—
Due to related parties	291,287	321,944	610,386
Current portion of long-term debt	195,305	155,391	—
Accrued dividends on Series A Convertible Preferred Stock	197,868	171,305	15,764
Series A Convertible Preferred Stock, mandatorily redeemable, no par value, 1,000,000 shares authorized, 97,761 (unaudited), 97,761, and 40,000 shares, respectively, issued and outstanding, liquidation preference of $622,868	425,000	425,000	200,000

Total current liabilities	1,545,125	2,325,718	874,452
Long-term debt, less current portion	156,526	56,526	—

Total liabilities	1,701,651	2,382,244	874,452

Commitments and contingencies
Shareholders’ deficit
Preferred stock, no par value, 5,000,000 shares authorized	—	—	—
Series B Convertible Preferred Stock, no par value, 1,000,000 shares authorized, 380,532 (unaudited), 314,161, and 0 shares, respectively, issued and outstanding, liquidation preference of $895,833	860,000	710,000	—
Series C Convertible Preferred Stock, no par value, 1,000,000 shares authorized, 510,008 (unaudited), 510,008, and 0 shares, respectively, issued and outstanding, liquidation preference of $609,927	576,309	576,309	—
Common stock, no par value, 10,000,000 shares authorized, 2,754,456 (unaudited), 2,754,456 and 2,550,000 shares, respectively, issued and outstanding	46,745	46,745	3,500
Accumulated deficit	(2,622,905)	(2,163,002)	(740,647)

Total shareholders’ deficit	(1,139,851)	(829,948)	(737,147)

Total liabilities and shareholders’ deficit	$561,800	$1,552,296	$137,305

See Notes to Financial Statements

INTEGRATED FINANCIAL SYSTEMS, INC.

STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31,			For the Period from
			For the Year Ended	Inception through
	2004	2003	December 31, 2003	December 31, 2002

	(Unaudited)	(Unaudited)
Revenues
Service fees	$41,763	$—	$131,152	$—
Interest income	21,946	—	57,222	—

	63,709	—	188,374	—

Operating expenses
Operating expenses	474,999	321,801	1,216,946	679,742
Interest expense	10,126	13,629	117,169	45,048
Depreciation and amortization	11,924	1,074	14,907	93

Total operating expenses	497,049	336,504	1,349,022	724,883

Loss from operations	(433,340)	(336,504)	(1,160,648)	(724,883)

Other expense
Abandonment of capitalized software development costs	—	—	(106,166)	—
Interest expense on mandatorily redeemable Series A Convertible Preferred Stock	(26,563)	(17,210)	(155,541)	(15,764)

Net loss	$(459,903)	$(353,714)	$(1,422,355)	$(740,647)

Basic and diluted weighted average common shares outstanding	2,754,456	2,550,000	2,666,397	2,550,000

Basic and diluted loss per common share	$(0.17)	$(0.14)	$(0.53)	$(0.29)

See Notes to Financial Statements

INTEGRATED FINANCIAL SYSTEMS, INC.

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Year Ended December 31, 2003 and from Inception through December 31, 2002 and for the Three Months Ended March 31, 2004

	Series B Convertible		Series C Convertible
	Preferred Stock		Preferred Stock		Common Stock			Total
							Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Deficit	Deficit

Inception — May 8, 2002	—	$—	—	$—	—	$—	$—	$—
Issuance of common stock for cash	—	—	—	—	2,550,000	3,500	—	3,500
Net loss	—	—	—	—	—	—	(740,647)	(740,647)

Balance — December 31, 2002	—	—	—	—	2,550,000	3,500	(740,647)	(737,147)
Issuance of common stock to related parties as interest on advances made	—	—	—	—	272,444	76,582	—	76,582
Repurchase of common stock	—	—	—	—	(127,500)	(50,000)	—	(50,000)
Issuance of common stock for services provided	—	—	—	—	59,512	16,663	—	16,663
Issuance of Series B Convertible Preferred Stock for cash	314,161	710,000	—	—	—	—	—	710,000
Issuance of Series C Convertible Preferred Stock to related parties as payment on advances due	—	—	510,008	576,309	—	—	—	576,309
Net loss	—	—	—	—	—	—	(1,422,355)	(1,422,355)

Balance — December 31, 2003	314,161	710,000	510,008	576,309	2,754,456	46,745	(2,163,002)	(829,948)
Issuance of Series B Convertible Preferred Stock for cash (unaudited)	66,371	150,000	—	—	—	—	—	150,000
Net loss (unaudited)	—	—	—	—	—	—	(459,903)	(459,903)

Balance — March 31, 2004 (unaudited)	380,532	$860,000	510,008	$576,309	2,754,456	$46,745	$(2,622,905)	$(1,139,851)

See Notes to Financial Statements

INTEGRATED FINANCIAL SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

	For the Three Months
	Ended March 31,			For the Period from
			For the Year Ended	Inception Through
	2004	2003	December 31, 2003	December 31, 2002

	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(459,903)	$(353,714)	$(1,422,355)	$(740,647)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Loss on abandoned capitalized software development costs	—	—	106,166	—
Common stock issued for interest	—	—	76,582	—
Common stock issued for services provided	—	—	16,663	—
Accrued dividends on Series A Convertible Preferred Stock	26,563	17,210	155,541	15,764
Depreciation and amortization	11,924	1,074	14,856	93
Changes in assets and liabilities
Accounts receivable	834,257	—	(860,015)	—
Other current assets	26,738	—	(26,738)	—
Deposits and other assets	—	19,097	24,097	(58,247)
Accounts payable	(260,827)	15,893	464,638	20,664
Deferred revenue	(66,302)	—	68,801	—

	572,353	53,274	40,591	(21,726)

Net cash provided by (used in) operating activities	112,450	(300,440)	(1,381,764)	(762,373)

Cash flows from investing activities
Capitalized software development	(37,452)	(47,999)	(178,125)	(55,167)
Purchase of furniture and equipment	(4,147)	(4,262)	(32,000)	(23,984)

Net cash used in investing activities	(41,599)	(52,261)	(210,125)	(79,151)

Cash flows from financing activities
Checks written in excess of bank balance	—	8,817	(27,638)	27,638
Net (repayments) advances on line of credit	(489,284)	—	697,975	—
Proceeds from notes payable	200,000	29,000	179,000	—
Payments on notes payable	(60,086)	(1,208)	(17,083)	—
Collection of subscription receivable	25,000	—	—	—
Proceeds from issuance of Series A Convertible Preferred Stock	—	125,000	225,000	200,000
Proceeds from issuance of Series B Convertible Preferred Stock	150,000	—	685,000	—
Proceeds from issuance of common stock	—	—	—	3,500
Net (payments) advances to related parties	(30,657)	191,092	287,867	610,386

Net cash (used in) provided by financing activities	(205,027)	352,701	2,030,121	841,524

Net (decrease) increase in cash	(134,176)	—	438,232	—
Cash — beginning of period	438,232	—	—	—

Cash — end of period	$304,056	$—	$438,232	$—

Supplemental disclosure of cash flow information:

Cash paid for interest for the three months ended March 31, 2004 and 2003 (unaudited) was $10,126 and $13,629, respectively, and for the year ended December 31, 2003 and inception through December 31, 2002 was $86,702 and $0, respectively.

Supplemental disclosure of non-cash activity:

During the year ended December 31, 2003, Series C Convertible Preferred Stock valued at $576,309 was issued in repayment of advances made from related parties.

During the year ended December 31, 2003, the Company issued a note payable to a related party for the repurchase of $50,000 of common stock.

During the year ended December 31, 2003, the Company received $25,000 of stock subscriptions for Series B Convertible Preferred Stock. The cash for these subscriptions was received during the first quarter of 2004.

See Notes to Financial Statements

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Business and Summary of Significant Accounting Policies

      Integrated Financial Systems, Inc. (the “Company”) is a Denver-based, Colorado corporation formed in May 2002 to provide software products and financial management services that assist hospitals in managing and collecting amounts owed to them by their patients. These patient receivables result from hospital services that are not fully covered by insurance, and hospital services provided to patients without insurance (collectively, “patient self-pay receivables”). From inception through December 31, 2002, the Company’s activities consisted primarily of designing its proprietary software system, designing its revenue model and marketing approach and fund raising.

Interim Financial Information

      The unaudited financial statements as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company’s financial position, operating results and cash flows. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire fiscal year.

Cash

      The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.

      Cash at March 31, 2004 and December 31, 2003, included a $193,000 certificate of deposit with a bank as collateral for a line of credit. See Note 4.

Accounts Receivable

      Accounts receivable at March 31, 2004 and December 31, 2003 are derived from contracts with hospitals located in the United States. The Company provides its hospital clients with a privately branded revolving credit program that allows their patients to pay the self-pay portion of their hospital bills over time. The Company manages and services these accounts for its hospital clients by billing and collecting amounts due.

      Beginning in 2003, hospitals paid the Company a servicing fee of 8% to 12% of the amounts of their patient self-pay receivables the Company actually collected. In addition, patients enrolled in its revolving consumer credit program paid the Company interest at rates ranging from 10% to 14.5% per annum on the patient’s outstanding self-pay receivable balance. Hospital clients received an advance on the amount of their patient self-pay receivables for patients that enrolled in the Company’s revolving credit program. Pursuant to this option, the Company advanced to its creditworthy hospital clients, through the Company’s revolving accounts receivable loan, up to 85% of the amount of each patient’s self-pay receivable who enrolled in the Company’s revolving credit program.

      When a patient’s account is 90 days or more delinquent, each hospital client assumes all collection responsibility; and, if the Company has made an advance to the hospital on that patient’s self-pay receivable, the hospital is required to repay the entire outstanding principal advanced and pay any delinquent and unpaid patient finance charges, at a reduced interest rate. In such a case, the Company is required to refund to the hospital client the unearned portion of the service fee. Because delinquent patient receivable balances revert back to the hospitals after 90 days, the Company has not provided an allowance for doubtful accounts.

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Concentrations of Credit Risk

      The Company issues credit in the normal course of business to hospitals in the United States. The Company periodically performs credit analysis and monitors the financial condition of its hospital clients to reduce credit risk.

Significant Customers

      In February 2003, the Company entered into an agreement with a hospital under which the Company purchased patient accounts receivable from the hospital subject to the hospital’s obligation to repurchase and repay the Company for delinquent accounts. This agreement did not include the use of the Company’s proprietary software system. Accounts receivable under this hospital contract were $0, $860,015, and $0, as of March 31, 2004 (unaudited), December 31, 2003 and December 31, 2002, respectively. Under the agreement, the Company earned a service fee equal to 8% of the accounts receivable collected and interest income on each account at an annual rate of 14.5% of the outstanding receivable balance. The Company recorded revenue of $30,762 and $0, for the three months ended March 31, 2004 and 2003 (unaudited), respectively, and $188,374, and $0 for the year ended December 31, 2003 and from inception through December 31, 2002, respectively, under this agreement. In March 2004, the Company and the hospital agreed to terminate this agreement and the hospital repurchased all outstanding accounts receivable balances from the Company.

      In September 2003, the Company signed an agreement with a hospital that included the use of the Company’s proprietary software system. Revenue from this contract commenced in January 2004.

Property and Equipment

      Property and equipment is stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 3 to 5 years.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

      Service fee revenue is recognized as earned revenue when patients enrolled in the Company’s consumer credit program pay amounts due on their self-pay receivable accounts. Service fees relating to delinquent accounts must refunded to the hospital. The unearned portion of service fee is recorded as deferred revenue on the Company’s balance sheets as a liability.

      Interest income is accounted for under the accrual method.

Income Taxes

      The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The Company’s temporary differences result primarily from the capitalization of software development and the net operating loss carry forwards.

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Software Development Costs

      In accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, the Company capitalizes software development and production costs once technological feasibility has been achieved. Software development costs incurred prior to achieving technological feasibility are included in operating expenses in the accompanying statements of operations.

      Capitalized software development costs are reported at the lower of unamortized cost or net realizable value. Commencing upon the initial product release or when software development revenue has begun to be recognized, these costs are amortized, based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product. The Company is amortizing capitalized software development costs over three years. During the year ended December 31, 2003, the Company wrote down approximately $106,000 of capitalized software development costs relating to a software product it no longer uses. The writedown was recorded as abandoned software development costs in the Company’s statements of operations.

Recently Issued Accounting Pronouncements

      On March 31, 2004, the FASB issued an Exposure Draft, Share-Based Payment, and Amendment of FASB Statements No. 123 and 95. The Exposure Draft covers the accounting for transactions in which an enterprise pays for employee services with share-based payments including employee stock options.

      Under the Exposure Draft, all share-based payments would be treated as other forms of compensation by recognizing the related costs generally measured as the fair value at the date of grant in the income statement.

      If adopted as proposed, the Company would record as an expense the fair value of the options that have been issued. Based on the number of options that have been issued, this proposed statement would have no impact on the Company’s net losses and accumulated deficit for the fiscal year ended December 31, 2003 or for the first quarter of 2004 as the options issued had zero fair value. If adopted, this pronouncement would be effective for the fiscal year beginning January 1, 2005.

Fair Value of Financial Instruments

      The carrying amounts of financial instruments including cash, receivables, accounts payable, accrued expenses, and notes payable approximated fair value as of March 31, 2004 and December 31, 2003 and 2002 because of the relatively short maturity of these instruments.

Basic and Diluted Earnings Per Common Share

      In accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”), basic earnings per share are computed by dividing net income by the number of weighted average common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the number of weighted average common shares outstanding during the year, including potential common shares. As the Company has historically experienced losses, all outstanding potential shares are considered anti-dilutive.

Stock-based Compensation

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 148 (“SFAS 148”), “Accounting for Stock-Based Compensation.” Accordingly, no compensation cost is recognized for the issuances of stock options to employees when the exercise price

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

approximates market. Pursuant to the Accounting Principles Board Opinion No. 25 the Company would recognize compensation expense on issuances of stock options to employees when the exercise price is less than the fair value of the stock. Had compensation cost for the Company’s option been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS 148, the Company’s net loss and basic loss per common share would have been changed to the pro forma amounts indicated below:

	Three Months	For the Years Ended
	Ended,	December 31,
	March 31,
	2004	2003	2002

	(Unaudited)
Net loss — as reported	$(459,903)	$(1,422,355)	$(740,647)
Net loss — pro forma	$(459,903)	$(1,422,355)	$(740,647)
Basic and diluted loss per common share — as reported	$(0.17)	$(0.53)	$(0.29)
Basic and diluted loss per common share — pro forma	$(0.17)	$(0.53)	$(0.29)

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used:

	Three Months	For the Years Ended
	Ended,	December 31,
	March 31,
	2004	2003	2002

	(Unaudited)
Approximate risk free rate	4.00%	4.00%	6.00%
Average expected life	5 years	5 years	5 years
Dividend yield	0%	0%	0%
Volatility	0.0%	0.0%	0.0%
Estimated fair value of total options granted	$0	$0	$0

Note 2 —	Balance Sheet Disclosures

      Software development costs consist of the following:

		December 31,
	March 31,
	2004	2003	2002

	(Unaudited)
Capitalized software development costs	$164,577	$233,291	$55,167
Abandonment of capitalized software development costs	—	(106,166)	—
Accumulated amortization	(16,098)	(7,717)	—

	$148,479	$119,408	$55,167

      Amortization expense for the three months ended March 31, 2004 and 2003 (unaudited) was $8,381 and $0, respectively, and for the year ended December 31, 2003 and from inception through December 31, 2002 was $7,717 and $0, respectively.

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Property and equipment consists of the following:

		December 31,
	March 31,
	2004	2003	2002

	(Unaudited)
Equipment	$57,413	$53,266	$23,984
Furniture and fixtures	2,719	2,719	—

	60,132	55,985	23,984
Less accumulated depreciation	(10,775)	(7,232)	(93)

	$49,357	$48,753	$23,891

      Depreciation expense for the three months ended March 31, 2004 and 2003 (unaudited) was $3,543 and $1,074, respectively, and for the year ended December 31, 2003 and from inception through December 31, 2002 was $7,139 and $93, respectively.

Note 3 —	Management’s Working Capital Plan

      The Company has traditionally funded its operations through the private placement of equity securities, advances from shareholders, and bank debt. As of March 31, 2004, the Company’s existing cash resources were insufficient to execute the business plan. In July 2004, the Company completed a private placement of a bridge loan consisting of convertible debt and common stock which provided cash proceeds of approximately $1,500,000, net of placement costs. The Company additionally has signed a letter of intent with an underwriter to begin the process of an initial public offering. The Company will use a portion of the net proceeds from the planned public offering to repay the bridge loan. The Company does not expect to seek additional equity funding until at least 12 months following the completion of the planned offering. However, in the event the Company obtains a significant number of new hospital clients, the Company may seek to expand its bank revolving accounts receivable loan which the Company uses to advance funds to its hospital clients.

Note 4 —	Lines-of-Credit

		December 31,
	March 31,
	2004	2003	2002

	(Unaudited)
$10,000,000 revolving accounts receivable loan to a bank, due August 2004, subsequently extended to November 2004. Interest is at prime plus 2.0% (6.0% at December 31, 2003) with a 6.0.% minimum, payable monthly. The loan contains restrictive non-financial covenants. Collateralized by patient receivables, principal collections, and patient insurance proceeds. Guaranteed by the Company’s founders	$15,691	$504,975	$—
$1,000,000 line-of-credit payable to a bank, due August 2004. Interest is at 4.0%, payable monthly. The line contains restrictive non-financial covenants. Collateralized by a certificate of deposit with the bank and guaranteed by the Company’s founders	193,000	193,000	—

	$208,691	$697,975	$—

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 5 —	Long-Term Debt

      Long-term debt consists of:

		December 31,
	March 31,
	2004	2003	2002

	(Unaudited)
Note with an interest rate of 10% payable to an individual. The note and all accrued interest is due in March 2005	$100,000	$—	$—
Note with interest at 10% payable to a director. The note has the same terms as those issued in connection with the private placement as discussed in Note 10	50,000	—	—
Note with interest at 10% payable to an entity managed by one of the Company’s founders. The note calls for all principal and interest to be due on demand	50,000	—	—
Note with interest at 5.25% payable to a bank. The note calls for monthly principal and interest payments of $1,506 and matures November 2006. Collateralized by equipment	44,748	50,000	—
Note with interest at 1.0% plus the prime rate (5.0% at December 31, 2003) payable to a bank. The note calls for monthly principal payments of $1,214 and matures February 2005. Collateralized by equipment	12,083	16,917	—
Note with monthly interest payments due at 12%, and interest at 24% in the event of default, payable to an individual. The note was guaranteed by the Company’s founders. The note matured in October 2003 and was repaid in February 2004	—	50,000	—
Note with interest at 12%, and interest at 24% in the event of default, payable to an individual. The note was guaranteed by the Company’s founders. The note matured November 2003 and was converted to shares of Series B Convertible Preferred Stock in May 2004	50,000	50,000	—
Note with 0% interest payable to a company controlled by a former officer. The note matures April 2005 and calls for monthly payments of $5,000 in July 2004 and in September 2004 through April 2005	45,000	45,000	—

	351,831	211,917	—
Less current portion	(195,305)	(155,391)	—

	$156,526	$56,526	$—

      Maturities of long-term obligations are as follows:

Year Ending December 31,

2004	$155,391
2005	39,162
2006	17,364

$211,917

Note 6 —	Income Taxes

      The Company did not provide a current or deferred federal, state or foreign income tax provision or benefit for any of the periods presented because it has experienced recurring operating losses. The Company

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

has provided a full valuation allowance on the deferred tax asset, consisting primarily of the net operating loss, because of uncertainty regarding its realizability.

      At March 31, 2004, the Company had net operating losses of approximately $2,111,000. Utilization of the net operating losses, which expire at various times starting in 2022 through 2024, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state and foreign tax laws. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are approximately as follows:

		December 31,
	March 31,
	2004	2003	2002

	(Unaudited)
Net operating loss	$875,000	$718,000	$265,000
Deferred tax liability for capitalized software development	(50,000)	(41,000)	(19,000)

Total deferred tax asset	825,000	677,000	246,000
Valuation allowance for deferred tax asset	(825,000)	(677,000)	(246,000)

Net deferred tax asset	$—	$—	$—

Note 7 —	Commitments and Contingencies

Operating Leases

      The Company leases facilities and equipment under non-cancelable operating leases. Rent expense for the three months ended March 31, 2004 and 2003 (unaudited) was $41,657 and $36,475, respectively, and for the year ended December 31, 2003 and from inception through December 31, 2002 was $150,346 and $53,263, respectively.

      Future minimum lease payments under these leases are approximately as follows:

Year Ending December 31,

2004	$197,624
2005	196,534
2006	38,896

$433,054

Employment Agreement

      The Company entered into an employment agreement with its founder, Chairman and CEO. The agreement is a three-year contract commencing August 2002 and provides for the grant of 134,211 stock options at an exercise price of $.055 per share. At the time of this agreement, this value was above fair value and therefore no compensation cost was recorded. The agreement also provides for a bonus of up to 100% of his base salary per year, subject to Board approval. As of March 31, 2004, the Board has approved no bonuses and no bonus is accrued in the accompanying financial statements.

Consulting Agreement

      In March 2004, the Company entered into a consulting agreement with a director of the Company. The terms of the agreement include: cash fees of $12,500 due July 31, 2004 and $10,000 per month beginning

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

November 2004 and continuing through June 2005, 6,062 shares of common stock and warrants to purchase 100,000 shares of common stock at $2.26 per share over a five-year term.

Note 8 —	Shareholders’ Equity

      The Company has authorized 10,000,000 shares of common stock. At inception, the Company issued 2,550,000 shares to the three founders of the Company for $3,500. In October 2003, the Company acquired 127,500 shares from one of the founders for $50,000. In August 2003, the Company issued 272,444 shares of common stock to the remaining two founders for interest on advances made by them to the Company. These shares were valued at $76,582 which is included in interest expense in the Company’s statements of operations.

      Shares of common stock have no par value and are entitled to one vote per share. Cumulative voting in the election of directors is not permitted. The common stock votes as a class with the shares of preferred stock. Common stock holders are entitled to receive dividends when and if declared by the Company’s board of directors. No dividend can be paid on the common stock unless all accrued and unpaid dividends on the preferred stock are paid.

Preferred Stock

      The board of directors has authorized 5,000,000 shares of preferred stock of which 3,000,000 shares have been designated for three series of convertible preferred stock.

Series A Convertible Preferred Stock

      The Company’s Series A Convertible Preferred Stock has no par value and 1,000,000 shares are authorized. Mandatory dividends accrue and accumulate at 25% per annum of the liquidation value of $5.00 per share. Each share of Series A Convertible Preferred Stock is convertible into one share of common stock at any time at the discretion of the holder. Holders automatically convert upon an initial public offering of the Company with gross proceeds greater than $10,000,000. Dividends are not payable on any shares converted to common stock. Holders can require redemption of their Series A Convertible Preferred Stock anytime after September 1, 2004, at a price per share equal to the greater of (i) their liquidation value of $5 per share; or (ii) the fair market value as if converted to common stock, plus all accrued and unpaid dividends on such preferred stock. Holders of Series A Convertible Preferred Stock also received for each preferred share issued a 10-year warrant to purchase two shares of common stock at a price of $.01 per share.

      In 2002, the Company issued 40,000 shares of Series A Convertible Preferred Stock at a value of $5 per share. In 2003, the Company issued an additional 45,000 shares of Series A Convertible Preferred Stock at a value of $5 per share.

      In August 2003, the Company declared a stock dividend to the holders of Series A Convertible Preferred Stock, authorizing the issuance of an additional 12,761 shares of Series A Convertible Preferred Stock and additional warrants to purchase 25,522 shares of common stock at $.01 per share over a 10-year period. The dividend stock, valued at $28,840, has not yet been issued, but has been reflected as dividends payable in the Company’s balance sheets as of March 31, 2004 (unaudited) and December 31, 2003.

      Dividends related to the Series A Convertible Preferred Stock (which is mandatorily redeemable) have been recorded as interest expense in the Company’s statements of operations in accordance with Statement of Financial Accounting Standard No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. Interest expense on mandatorily redeemable preferred stock for the three months ended March 31, 2004 and 2003 (unaudited) was $26,563 and $17,210, respectively, and for the year

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

ended December 31, 2003 and from inception through December 31, 2002 was $155,541 and $15,764, respectively.

Series B Convertible Preferred Stock

      The Company’s Series B Convertible Preferred Stock has no par value and 1,000,000 shares are authorized. Holders of Series B Convertible Preferred Stock are entitled to receive cumulative dividends at 10% per annum of liquidation value of $2.26 per share but only when and as declared by the board of directors. Each share of Series B Convertible Preferred Stock is convertible into one share of common stock at any time at the discretion of the holder. The Series B Convertible Preferred Stock will automatically convert into common stock upon an initial public offering of the common stock with gross proceeds greater than $10,000,000. Any or all of the outstanding shares of Series B Convertible Preferred Stock may by redeemed by the Company after September 1, 2004 at the Company’s discretion. The redemption liquidation price is $2.26 per share plus any unpaid dividends, and the Company must issue the holder a 7-year warrant to purchase at the redemption liquidation value one share of common stock for each share of Series B Convertible Preferred Stock redeemed. The Series B Convertible Preferred Stock is junior in liquidation and dividend preference to the Series A Convertible Preferred Stock.

      In 2003, the Company issued 314,161 shares of Series B Convertible Preferred Stock at a value of $2.26 per share. In 2004, the Company issued 66,371 shares of Series B Convertible Preferred Stock at a value of $2.26 per share. In May 2004, 22,124 shares of Series B Convertible Preferred Stock was issued in exchange for a note payable of $50,000, or a value of $2.26 per share.

Series C Convertible Preferred Stock

      The Company’s Series C Convertible Preferred Stock has no par value and 1,000,000 shares are authorized. Holders of Series C Convertible Preferred Stock are entitled to receive cumulative dividends at 10% per annum of the liquidation value of $1.13 per share but only when and as declared by the board of directors. Each share of Series C Convertible Preferred Stock is convertible into one share of common stock at any time at the discretion of the holder. The Series C Convertible Preferred Stock will automatically convert into common stock upon an initial public offering of the common stock with gross proceeds greater than $10,000,000. Any or all of the outstanding shares of Series C Convertible Preferred Stock may by redeemed by the Company after September 1, 2004 at the Company’s discretion. The redemption liquidation price is $1.13 per share plus any unpaid dividends. The Series C Convertible Preferred Stock is junior in liquidation and dividend preference to the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

      In August 2003, the Company issued an aggregate of 510,008 shares of Series C Convertible Preferred Stock valued at $1.13 to the Company’s two founders in payment of amounts due from the Company for amounts advanced by the two founders for working capital purposes.

Stock Options

      In June 2002, the Company adopted its 2002 Equity Incentive Plan (“2002 Plan”). The 2002 Plan provides for the issuance of options to purchase up to 450,000 shares of common stock to employees, officers, directors and consultants of the Company. Options may be granted as incentive stock options or as nonqualified stock options. Options issued to each individual vest and expire as determined by the Company’s board at the time of issuance. The 2002 Plan expires in June 2012.

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The following table presents the activity for options outstanding:

		Weighted
	Incentive	Average
	Stock	Exercise
	Options	Price

Inception — May 8, 2002
Granted	234,211	$0.05
Forfeited/canceled	—	—
Exercised	—	—

Outstanding — December 31, 2002	234,211	0.05
Granted	75,000	2.26
Forfeited/canceled	—	—
Exercised	—	—

Outstanding — December 31, 2003	309,211	0.59
Granted	45,000	2.26
Forfeited/canceled	—	—
Exercised	—	—

Outstanding — March 31, 2004 (unaudited)	354,211	$0.80

      The following table presents the composition of options outstanding and exercisable:

	Options Outstanding			Options Exercisable

Range of Exercise Prices	Number	Price*	Life*	Number	Price*

$0.05	234,211	$0.05	1.33	211,842	$0.05
$2.26	120,000	2.26	6.47	—	—

Total — March 31, 2004	354,211	$1.09	3.76	211,842	$0.05

*	Price and Life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.

Warrants

      Holders of Series A Convertible Preferred Stock were issued warrants to purchase two shares of common stock for each share of Series A Convertible Preferred Stock purchased. These warrants, which represent all of the warrants issued in 2002 and 2003, expire in 2012 and 2013.

      In August 2003, the Company became obligated to issue warrants to purchase 25,522 shares of common stock as part of a stock dividend to the holders of Series A Convertible Preferred Stock. These warrants were issued in July 2004.

      In February 2004, the Company issued warrants to purchase 18,000 shares of common stock at an exercise price of $0.10 per share to the holders of $100,000 in notes payable by the Company. These warrants expire in February 2010.

      The value of the warrants that were issued in connection with the Series A Convertible Preferred Stock and warrants to purchase common stock were determined by the Company to be insignificant.

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The following table presents the activity for warrants outstanding:

		Weighted
		Average
	Number of	Exercise
	Warrants	Price

Issued	80,000	$0.01
Forfeited/canceled	—	—
Exercised	—	—

Outstanding — December 31, 2002	80,000	0.01
Issued	90,000	0.01
Forfeited/canceled	—	—
Exercised	—	—

Outstanding — December 31, 2003	170,000	0.01
Issued	18,000	0.10
Forfeited/canceled	—	—
Exercised	—	—

Outstanding — March 31, 2004 (unaudited)	188,000	$0.02

      All of the outstanding warrants are exercisable and have a weighted average remaining contractual life of 8.48 years.

Note 9 — Related Party Transactions

      The Company has a consulting agreement, effective August 2002, with a limited liability company managed by a founder. The agreement provides for the grant of stock options to the limited liability company with respect to 50,000 shares of common stock at an exercise price of $0.05 per share. The consulting agreement expires in July 2005 and requires the Company to pay fees of approximately $11,500 per month for business development, financial and management consulting services. Consulting fees under this agreement were $34,500 for the three months ended March 31, 2004 and 2003 (unaudited), and $138,000 and $115,000 for the year ended December 31, 2003 and from inception through December 31, 2002, respectively.

      From inception, the Company’s founders and a limited liability company managed by one of our founders advanced approximately $1,000,000 of start up and operating expenses on behalf of the Company. In August 2003, the Company issued 272,444 shares of common stock as interest on these advances. Also, in August 2003, the Company issued 510,008 shares of Series C Convertible Preferred Stock for the cancellation of $576,309 of the $1,000,000 the Company owed these parties for these advances made to the Company. The remaining amounts due to related parties do not bear interest and are reflected as liabilities in the accompanying balance sheets. Amounts due to related parties as of March 31, 2004 (unaudited) and December 31, 2003 and 2002 were $291,287, $321,944, and $565,338, respectively.

Note 10 — Subsequent Events

      In April 2004, the Company signed a letter of intent with an underwriter for an initial public offering of the Company’s common stock.

      In July 2004 the Company completed a private placement of a bridge loan consisting of $1,625,885 of Units, each Unit consisting of a $50,000 principal amount Secured Convertible Note (the “Convertible Note”) and 5,000 shares of common stock. Accordingly, the Company issued Convertible Notes in an aggregate

INTEGRATED FINANCIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

principal amount of $1,625,885 and the Company issued 162,589 shares of common stock. The Convertible Notes bear interest at 10% per annum, are secured by the assets of the Company and are due upon the earlier of (i) one year from the date of issuance or (ii) the date on which the Company closes the sale of equity securities aggregating at least $3,000,000. The Convertible Notes may be converted into equity securities of the Company at 75% of the price at which such equity securities are issued. The Company will record the effect of this transaction and its beneficial conversion in the third quarter of 2004.

1,600,000 Shares

Common Stock

PROSPECTUS

J.P. Turner & Company, L.L.C.

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

      Unless otherwise defined, all capitalized terms contained in this Part II shall have the meanings ascribed to them in the prospectus forming a part of this Registration Statement. Integrated Financial Systems, Inc. is sometimes referred to in this Part II using the pronouns “we,” “us,” and “our,” as “Integrated” or as the “Registrant.”

Item 24.     Indemnification of Directors and Officers

      The Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

      Our amended and restated articles of incorporation, attached as Exhibit 3.1 hereto, provide that our directors shall not have personal liability for monetary damages to us or our shareholders for breach of a fiduciary duty as a director, except for:

•	breach of the duty of loyalty;

•	acts or omissions not in good faith or which involve intentional conduct or knowing violation of the law;

•	voting or assenting to distributions in violation of Colorado law (although liability is limited to the portion of the distribution in excess of the law); and

•	any transaction where the director directly or indirectly receives an improper personal benefit.

      Our amended and restated articles of incorporation also require us to indemnify and advance expenses to our officers, directors, employees and agents, to the fullest extent authorized by Colorado law, if such person is, or is threatened, to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding instituted or threatened by reason of such person’s relationship with us.

      Colorado law authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys’ fees) judgments, fines, and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish such liability, in the case of third party claims, if

•	the officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation;

•	in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and

•	if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines.

      Colorado law also authorizes indemnification with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

      The limited liability and indemnification provisions in our amended and restated articles of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative litigation, if successful, might otherwise benefit us and our shareholders. A shareholder’s investment in our common stock may be negatively affected to the extent that we pay the costs of settlement or damage awards against our directors or officers under these indemnification provisions.

Item 25.     Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the National Securities Dealers, Inc. filing fee and the Nasdaq SmallCap Market entry fee.

	Amount

Registration fee — Securities and Exchange Commission	$1,288
Filing fee — National Association of Securities Dealers, Inc.	1,516
Entry fee — The Nasdaq SmallCap Market	5,000
Underwriter’s Non-Accountable Expense Allowance	240,000
Printing and engraving expenses	60,000	*
Legal fees and expenses	100,000	*
Accounting fees and expenses	65,000	*
Blue sky fees and expenses	19,000	*
Transfer agent and registrar fees and expenses	5,000	*
Miscellaneous	3,196	*

Total	$500,000	*

*	Estimated.

Item 26.     Recent Sales of Unregistered Securities

      The following is a summary of the transactions by us during the past three years involving sales of the Registrant’s securities that were not registered under the Securities Act:

      In June 2002, the Registrant issued an aggregate of 2,550,000 shares of its common stock to its three founders in connection with the organization of the Registrant. The purchase price for the shares was $3,500.

      In late 2002 and early 2003, the Registrant issued an aggregate of 85,000 shares of its Series A Convertible Preferred Stock to seven accredited investors pursuant to a private placement. The shares were sold a $5.00 per share for gross proceeds of $425,000. As part of the transaction, the investors also received a warrant to purchase two shares of the Registrant’s common stock for each share of Series A Convertible Preferred Stock purchased. Thus, the Registrant issued to the investors warrants in respect of 170,000 shares of its common stock at an exercise price of $0.01 per share. In late 2003, the Registrant declared an additional 12,761 shares of Series A Preferred Stock to the investors as a stock dividend, and issued warrants in respect of 25,522 shares of its common stock at an exercise price of $0.01 per share.

      On July 11, 2003, the Registrant executed two promissory notes in the amount of $50,000 each to unaffiliated investors. The notes bore interest of 12% per year. One of the notes was repaid in February 2004, and the principal of the other note was converted into 22,124 shares of the Registrant’s Series B Convertible Preferred Stock in May 2004.

      On July 1, 2003, the Registrant issued a promissory note in the amount of $100,000 to an unaffiliated investor. The note carried interest at the rate of 12% per annum payable monthly. The note has been repaid.

      In August 2003, the Registrant issued an aggregate of 272,444 shares of its common stock to John C. Herbers, founder, Chairman and CEO, Steven C. Robbins, founder and Director and Optimax, LLC (a limited liability company managed by Mr. Robbins.) The shares were issued as interest expense of $76,284 relating to advances made to the Registrant by these persons. The shares of common stock were valued at $0.28 cents per share at the time of issuance.

      In August 2003, the Registrant issued an aggregate of 48,450 shares of its common stock to two entities which were instrumental in the organization of the Registrant. The shares were issued in consideration of services valued at a nominal amount.

      In November 2003, the Registrant issued 11,062 shares of its common stock valued at $2.26 per share to Robert Koe, a current member of the Registrant’s board of directors. In August 2004, the Registrant issued 5,000 shares to each of Spencer I. Browne and Stephen K. Goldstone, current members of the Registrant’s board of directors. The shares were issued to each director in consideration for joining the board.

      In August 2003, the Registrant issued an aggregate of 510,008 shares of its Series C Convertible Preferred Stock to John C. Herbers, founder, Chairman and CEO, Steven C. Robbins, founder and Director and Optimax, LLC (a company managed by Mr. Robbins) for start-up expenses and organizational costs advanced by them. The shares were issued at $1.13 per share for gross proceeds of $576,309.

      In late 2003 and ending in May 2004, the Registrant issued 380,533 shares of its Series B Preferred Stock to 15 accredited investors pursuant to a private placement. The shares were sold a $2.26 per share for gross proceeds of $910,00.

      On October 26, 2003, the Registrant executed a promissory note in the amount of $50,000 with a limited liability company that was beneficially owned by a founder who was an affiliate of the Registrant at the time. The note was issued in connection with the repurchase by the Registrant of shares of its common stock which were owned by the limited liability company. The note did not bear interest. In July 2004, an amendment to the note was executed. Under the amended note, the balance owing of $45,000 is to be paid off in $5,000 installments through April 2005.

      On February 27, 2004, the Registrant executed a promissory note in the amount of $100,000 with an unaffiliated person. The note bears interest at the rate of 10% per annum which is payable upon maturity of the note. The note is payable on demand, and will automatically become payable upon completion of the Registrant’s initial public offering of its common stock. In connection with the sale of the note, the investor was also issued a six-year warrant to purchase 18,000 shares of the Registrant’s common stock at $0.10 per share.

      On March 16, 2004, the Registrant executed a promissory note in the amount of $50,000 with a limited liability company managed by Optimax, LLC, a company managed by Steven C. Robbins, one of our founders and a director. The note is payable on demand and carries an interest at the rate of 10% per annum payable upon maturity.

      On March 24, 2004 the Registrant executed a promissory of $50,000 payable to Spencer I. Browne, a consultant who became one of the Registrant’s directors in June 2004. This note was exchanged in July 2004 for a like amount of the Registrant’s bridge loan sold in a private placement.

      On April 15, 2004, Spencer I. Browne, a director of the Registrant, was issued 6,062 shares of the Registrant’s common stock in connection with a consulting agreement with him.

      In July 2004, the Registrant completed a private placement of a bridge loan of Units, each Unit consisting of a $50,000 principal amount Secured Convertible Note and 5,000 shares of common stock. Sales were made to 26 accredited investors, including $75,000 sold to one of our directors, Mr. Browne, in consideration of $25,000 and the exchange of a $50,000 Registrant note issued to him in March 2004. The Notes are convertible into the Registrant’s common stock at a rate of 75% of the offering price of the common stock in this Registration Statement. J.P. Turner & Company L.L.C., the Registrant’s managing underwriter in its initial public offering under this Registration Statement, was employed as a non-exclusive finder. Of the $1,625,885 Units sold in the offering, J.P. Turner placed $1,113,000 of Units and was paid a commission of 10%, or $111,300.

      The Registrant has issued options to purchase 584,211 shares to 17 of its employees, consultants and directors pursuant to its 2002 Stock Incentive Plan.

      With the exception of the July 2004 sale of Units noted above, no underwriters or placement agents were involved in the above described transactions. The issuances were or will be made in transactions exempt from the requirements of Section 5 of the Securities Act, pursuant to Section 4(2), Regulation D and Rule 701. With regard to the Registrant’s reliance upon such exemptions, the Registrant made certain inquiries to establish that such issuances qualified for the exemption. In particular, the Registrant received written representations from purchasers and recipients that, among other things, he or she was an experienced and sophisticated or an “accredited investor” as defined in Regulation D not in need of the protection afforded investors by the Securities Act and that he or she had made available all information necessary in order to make an informed investment decision to acquire the securities. The Registrant further obtained a representation from each purchaser/recipient of his or her intent to acquire the securities for purposes of investment only and not with a view toward any distribution or public resale, and each of the certificates representing the securities has been embossed with a restrictive legend restricting transfer of the securities.

Item 27.	Exhibits

      (a) Exhibits

Exhibit No.	Description

1.1	Form of Underwriting Agreement.
1.2	Agreement Among Underwriters.
3.1	Amended and Restated Articles of Incorporation of Integrated Financial Systems, Inc.
3.2	Bylaws of Integrated Financial Systems, Inc.
4.1	Specimen certificate for shares of Common Stock of Integrated Financial Systems, Inc.
4.2	Form of Warrant for the purchase of Common Stock to be issued to J. P. Turner & Company, L.L.C. on completion of this offering
4.3	Form of Lock-Up Agreement between J.P. Turner & Company, L.L. C. and the officers, directors and shareholders of Integrated Financial Systems, Inc.
5.1	Opinion of Jones & Keller, P.C.
9.1	Form of Voting Agreement and Irrevocable Proxy covering 229,450 shares of common stock with various shareholders
10.1	Sub-Lease Agreement dated August 22, 2002, by and between Partminer, Inc. and Integrated Financial Systems, Inc.
10.2	Employment Agreement — John C. Herbers effective August 1, 2002
10.3	Consulting Agreement — Strategic Asset Management LLC dated March 17, 2004
10.4	Consulting Agreement — Optimax, LLC effective August 1, 2002
10.5	Form of Hospital Agreement
10.6	Form of Consumer Revolving Credit Agreement
10.7	AllianceOne Agreement dated July 27, 2004(1)
10.8	CDS Companies Agreement dated July 27, 2004(1)
10.9	2002 Equity Incentive Plan adopted June 26, 2002
10.10	Integrated Financial Systems, Inc., and Guaranty Bank Revolving Accounts Receivable Loan and Line of Credit Loan Agreement dated February 10, 2003, as amended August 5, 2004
10.11	Form of Escrow Agreement among Integrated Financial Systems, Inc., certain directors of Integrated Financial Systems, Inc., J.P. Turner & Company, L.L.C. and Corporate Stock Transfer, Inc.
11.1	Statement Regarding the Computation of Per Share Earnings (see financial statements)
23.1	Consent of Jones & Keller, P.C. (included in Exhibit 5.1)
23.2	Consent of Independent Auditors
24.1	Power of Attorney (see signature page)
99.1	Charter of Audit Committee
99.2	Charter of Nominating Committee
99.3	Charter of Compensation Committee
99.4	Charter of Disclosure Committee

(1)	A portion of this Agreement noted by “***” has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission under Rule 406 of the Securities Act of 1933.

Item 28.	Undertakings

      The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Securities Act), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

      If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Greenwood Village, Colorado, on the 4th day of August, 2004.

INTEGRATED FINANCIAL SYSTEMS, INC.

By:	/s/ JOHN C. HERBERS

Name: John C. Herbers
Title: Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Herbers and Gregory P. Sadler and each of them acting individually, as true and lawful attorneys-in-fact and agents each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments, or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated

Signature	Title	Date

/s/ JOHN C. HERBERS John C. Herbers	Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2004

/s/ GREGORY P. SADLER Gregory P. Sadler	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer	August 4, 2004

/s/ STEVEN C. ROBBINS Steven C. Robbins	Director	August 4, 2004

/s/ SPENCER I. BROWNE Spencer I. Browne	Director	August 4, 2004

/s/ STEPHEN K. GOLDSTONE Stephen K. Goldstone	Director	August 4, 2004

/s/ ROBERT E. KOE Robert E. Koe	Director	August 4, 2004

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.
1.2	Agreement Among Underwriters.
3.1	Amended and Restated Articles of Incorporation of Integrated Financial Systems, Inc.
3.2	Bylaws of Integrated Financial Systems, Inc.
4.1	Specimen certificate for shares of Common Stock of Integrated Financial Systems, Inc.
4.2	Form of Warrant for the purchase of Common Stock to be issued to J. P. Turner & Company, L.L.C. on completion of this offering
4.3	Form of Lock-Up Agreement between J.P. Turner & Company, L.L. C. and the officers, directors and shareholders of Integrated Financial Systems, Inc.
5.1	Opinion of Jones & Keller, P.C.
9.1	Form of Voting Agreement and Irrevocable Proxy covering 229,450 shares of common stock with various shareholders
10.1	Sub-Lease Agreement dated August 22, 2002, by and between Partminer, Inc. and Integrated Financial Systems, Inc.
10.2	Employment Agreement — John C. Herbers effective August 1, 2002
10.3	Consulting Agreement — Strategic Asset Management LLC dated March 17, 2004
10.4	Consulting Agreement — Optimax, LLC effective August 1, 2002
10.5	Form of Hospital Agreement
10.6	Form of Consumer Revolving Credit Agreement
10.7	AllianceOne Agreement dated July 27, 2004(1)
10.8	CDS Companies Agreement dated July 27, 2004(1)
10.9	2002 Equity Incentive Plan adopted June 26, 2002
10.10	Integrated Financial Systems, Inc., and Guaranty Bank Revolving Accounts Receivable Loan and Line of Credit Loan Agreement dated February 10, 2003, as amended August 5, 2004
10.11	Form of Escrow Agreement among Integrated Financial Systems, Inc., certain directors of Integrated Financial Systems, Inc., J.P. Turner & Company, L.L.C. and Corporate Stock Transfer, Inc.
11.1	Statement Regarding the Computation of Per Share Earnings (see financial statements)
23.1	Consent of Jones & Keller, P.C. (included in Exhibit 5.1)
23.2	Consent of Independent Auditors
24.1	Power of Attorney (see signature page)
99.1	Charter of Audit Committee
99.2	Charter of Nominating Committee
99.3	Charter of Compensation Committee
99.4	Charter of Disclosure Committee

(1)	A portion of this Agreement noted by “***” has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission under Rule 406 of the Securities Act of 1933.